Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BRIDGER AEROSPACE GROUP HOLDINGS, INC.,

BRIDGER FMS MERGER SUB INC.,

FLIGHT TEST & MECHANICAL SOLUTIONS, INC., AND

JESSE WHITFIELD, AS THE COMPANY REPRESENTATIVE,

Dated as of June 28, 2024

TABLE OF CONTENTS

ARTICLE I THE MERGER	2
1.1	The Merger	2
1.2	Effective Time	2
1.3	Effects of the Merger	2
1.4	Certificate of Incorporation; Bylaws	2
1.5	Directors and Officers	2

ARTICLE II EFFECT OF THE MERGER ON CAPITAL STOCK	2

2.1	Effect of the Merger on Capital Stock	2
2.2	Post-Closing Adjustment	4
2.3	Earn-Out Consideration	6
2.4	Exchange Procedures	7
2.5	Adjustments	8
2.6	Limitation on BAER Common Stock	9

ARTICLE III CLOSING	9
3.1	Closing	9
3.2	Closing Transactions	9
3.3	Withholding Taxes	10
3.4	Closing Conditions	11

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND BAER	13
4.1	Authority; Authorization; Enforceability	13
4.2	Organization of Merger Sub and BAER	13
4.3	Noncontravention	14
4.4	Approvals; Claims or Legal Proceedings	14
4.5	Brokers	14
4.6	Intentionally omitted	14
4.7	SEC Filings; Financial Statements; Undisclosed Liabilities	14

ARTICLE V REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER	15
5.1	Execution and Delivery; Valid and Binding Agreements	15
5.2	Authority; Organization	15
5.3	Noncontravention	16
5.4	Approvals	16
5.5	Ownership of the Company Common Stock	16
5.6	Litigation	16
5.7	Securities Act	16
5.8	Information Supplied	16

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ARTICLE VI REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY	17
6.1	Organization; Standing; Citizenship	17
6.2	Authority to Conduct Business	17
6.3	Organizational Documents	17
6.4	Noncontravention	17
6.5	Brokers	17
6.6	Capitalization of the Company	17
6.7	Rights; Warrants or Options	17
6.8	Indebtedness; Undisclosed Liabilities	18
6.9	Tangible Personal Property	18
6.10	Real Property	18
6.11	Intellectual Property	19
6.12	Insurance	20
6.13	Labor Matters	20
6.14	Permits; Compliance with Law	22
6.15	Litigation	22
6.16	Employee Benefit Plans; ERISA	22
6.17	Tax Matters	23
6.18	Environmental, Health and Safety Matters	25
6.19	Material Contracts	25
6.20	Transactions With Affiliates	26
6.21	Absence of Changes	26
6.22	Anti-Corruption Matters	26
6.23	Accounts Receivable; Accounts Payable	26

ARTICLE VII ADDITIONAL AGREEMENTS	27
7.1	Further Assurances	27
7.2	Publicity	27
7.3	Business Records; Support	27
7.4	Investigation; No Reliance by BAER	28
7.5	Exculpation and Indemnification of Managers and Officers	28
7.6	Limitation of Representations and Warranties	29
7.7	Plant Closings and Mass Layoffs	30
7.8	Domain Names; Use of Acquired Trademarks	30
7.9	Employees; Benefit Plans	30
7.10	Intercompany Payables or Receivables	31
7.11	Release	31
7.12	Transfer Restrictions	31
7.13	Registration Rights	33
7.14	Assignment	36
7.15	Investigation; No Reliance by Shareholders	36
7.16	Limitation of Representations and Warranties	37
7.17	Covenant Not to Compete or Solicit Business; Confidential Nature of Information	37
7.18	Disclosure Schedules Updates	39
7.19	Bank Stock	39

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ARTICLE VIII REMEDIES FOR BREACH OF THIS AGREEMENT	39
8.1	Survival	39
8.2	Indemnification	40
8.3	Third Party Claims	40
8.4	Limitations on Indemnification	41
8.5	Limitation of Remedies	43
8.6	Specific Performance	44

ARTICLE IX TAX MATTERS	44
9.1	Tax Returns	44
9.2	Intentionally omitted	45
9.3	Tax Benefits	45
9.4	Apportionment of Taxes	45
9.5	Cooperation	46
9.6	Tax Contests	46
9.7	Amended Returns	47
9.8	Tax Refunds	47
9.9	Other Taxes	47

ARTICLE X MISCELLANEOUS	48
10.1	Notices	48
10.2	Entire Agreement	48
10.3	Amendment and Waiver	49
10.4	Benefits; Binding Effect; Assignment	49
10.5	No Third Party Beneficiary; No Benefit Plan Amendment	49
10.6	Severability	49
10.7	Expenses and Closing	49
10.8	Interpretation	49
10.9	Counterparts and Delivery	50
10.10	Governing Law; Jurisdiction; Waiver of Jury Trial	50
10.11	Disclosure Schedules	50
10.12	Designation of the Company Representative	51
10.13	Legal Representation	53

EXHIBITS

Exhibit A	–	Definitions
Exhibit B	–	Form of Certificate of Merger
Exhibit C	–	Net Working Capital Principles
Exhibit D	–	Form of Letter of Transmittal

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of June 28, 2024, by and among Flight Test & Mechanical Solutions, Inc., a Delaware corporation (the “Company”), Bridger Aerospace Group Holdings, Inc., a Delaware corporation (“BAER”) and Bridger FMS Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of BAER (“Merger Sub”), and Jesse Whitfield, solely in his capacity as the Company Representative (the “Company Representative”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Exhibit A hereof.

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has: (a) determined that it is in the best interests of the Company and the holders of shares of the Company’s common stock, no par value (the “Company Common Stock”), and declared it advisable, to enter into this Agreement with BAER and Merger Sub; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Company; in each case, in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the respective Boards of Directors of BAER (the “BAER Board”) and Merger Sub (the “Merger Sub Board”) have each: (a) determined that it is in the best interests of BAER or Merger Sub, as applicable, and their respective stockholders, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; in each case, in accordance with the DGCL;

WHEREAS, the BAER Board has approved the issuance of shares of BAER Common Stock in connection with the Merger on the terms and subject to the conditions set forth in this Agreement (the “BAER Stock Issuance”);

WHEREAS, for U.S. federal income Tax purposes, the parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code; and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

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ARTICLE I

THE MERGER

1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time: (a) Merger Sub will merge with and into the Company (the “Merger”); (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger and a wholly owned Subsidiary of BAER (sometimes referred to herein as the “Surviving Corporation”).

1.2 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, BAER, and Merger Sub will cause a certificate of merger, substantially in the form attached hereto as Exhibit B (the “Certificate of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and BAER in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

1.3 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

1.4 Certificate of Incorporation; Bylaws. At the Effective Time: (a) the certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof and applicable Law; and (b) the bylaws of the Surviving Corporation as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation, and applicable Law.

1.5 Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

2.1 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of BAER, Merger Sub, or the Company or the holder of any capital stock of BAER, Merger Sub, or the Company:

(a) Cancellation of Certain Company Common Stock. Any shares of Company Common Stock owned by BAER or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries as of immediately prior to the Effective Time (the “Cancelled Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

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(b) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) (each a “Converted Share”) will be converted into the right to receive the following consideration (the “Merger Consideration”):

(i) a number of fully paid and nonassessable shares of BAER Common Stock equal to (x) $17,510,000.00, divided by (y) the Closing BAER Share Price, further divided by (z) the Company Capitalization; plus

(ii) any BAER Common Stock issued in respect of fractional shares accordance with Section 2.1(e); plus

(iii) if the Closing Net Working Capital is greater than the Net Working Capital Target, the right to receive the Working Capital Excess Shares in accordance with Section 2.2(d)(i); minus

(iv) if the Closing Net Working Capital is less than the Net Working Capital Target, the Working Capital Deficit Shares required to be forfeited and surrendered in respect of such Converted Share in accordance with Section 2.2(d)(ii); plus

(v) the right to receive the Closing Cash Shares in accordance with Section 2.2(e) (the items described in clauses (i), (ii), (iii), (iv) and (v) of this Section 2.1(b) are referred to in this Agreement as the “Closing Merger Consideration”); plus

(vi) the Earn-Out Shares required to be issued in respect of such Converted Share in accordance with Section 2.3; plus

(vii) (A)(x) the Accrued Dividends Payable, divided by (y) the Company Capitalization, and (B) any dividends or other distributions that the holder thereof becomes entitled to receive upon the surrender of such Converted Share in accordance with Section 2.4(e).

(c) Cancellation of Shares. At the Effective Time, all shares of Company Common Stock will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and, subject to Section 2.1(a), each holder of any Company Common Stock, all of which are book-entry shares and are uncertificated (each, a “Book-Entry Share”) will cease to have any rights with respect thereto, except the right to receive only the Merger Consideration.

(d) Conversion of Merger Sub Capital Stock. Each share of common stock, no par value per share, of Merger Sub Capital Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, no par value per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(e) Fractional Shares. No certificates or scrip representing fractional shares of BAER Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.1(b), Section 2.2 or Section 2.3 and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of BAER Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of BAER Common Stock issued in accordance with Section 2.1(b), Section 2.2 or Section 2.3, as applicable (after taking into account all shares of Company Common Stock exchanged by such holder in accordance with Section 2.1(b), Section 2.2 or Section 2.3, as applicable) shall in lieu thereof, upon surrender of such holder’s Book-Entry Shares, receive one share of BAER Common Stock.

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2.2	Post-Closing Adjustment.

(a) BAER will prepare and deliver to Company Representative within sixty (60) days after the Closing Date its calculation of the Net Working Capital (as defined in Exhibit C) (the “Preliminary Net Working Capital”) and the Closing Cash (the “Preliminary Closing Cash”), each determined in accordance with and subject to the terms of Exhibit C as of immediately prior to the Closing (the “Preliminary Closing Adjustments”). BAER will make available to Company Representative and the Shareholders’ professional advisors all work papers and other pertinent information used in connection with the preparation of the Preliminary Closing Adjustments.

(b) Within thirty (30) days after the Preliminary Closing Adjustments are delivered to Company Representative, Company Representative will complete its examination thereof and will deliver to BAER either (i) a written acknowledgement accepting the Preliminary Closing Adjustments, or (ii) a written report setting forth in reasonable detail any proposed adjustments to the Preliminary Closing Adjustments (the “Adjustment Objections Report”). Any failure by Company Representative to deliver the Adjustment Objections Report within the required 30-day period will constitute Company Representative’s acceptance of the Preliminary Closing Adjustments. All items included in the Preliminary Closing Adjustments that are not disputed in the Adjustment Objections Report will be deemed to be accepted by Company Representative. During a period of thirty (30) days following the receipt by BAER of the Adjustment Objections Report, Company Representative and BAER will attempt, in good faith, to resolve any disputes they may have with respect to the matters raised in the Adjustment Objections Report and to revise the Preliminary Closing Adjustments accordingly.

(c) If BAER and Company Representative fail to resolve the matters raised in the Adjustment Objections Report within the applicable 30-day period, then Company Representative and BAER will engage a mutually-agreed independent third-party accounting firm (the “Accountant”) to make the final determination with respect to the accuracy of the proposed adjustments in the Working Capital Adjustment Report, but only with respect to those items in the Working Capital Adjustment Report that are still in dispute between BAER and Company Representative following the completion of the thirty (30) day period. To that end, BAER and Company Representative will instruct the Accountant to resolve the disputed items in accordance with the terms and definitions of this Agreement, and the Accountant’s determination (i) will be based solely on the information and materials provided by BAER and Company Representative (i.e., not on the basis of an independent review), and (ii) will not assign a value higher than the highest value assigned to such item by any party or lower than the lowest value assigned to such item by any party. Subject to the guidelines and limitations in the immediately preceding sentence, BAER and Company Representative will use commercially reasonable efforts to aid the Accountant in rendering its decision, including by promptly complying with all reasonable requests by the Accountant for information, books, records and similar items. The Accountant will act as an expert and not an arbitrator. The costs and expenses of the Accountant pursuant to this Section will be paid by Company Representative, on the one hand, and BAER, on the other hand, in proportion to the dollar value of the item(s) subject to the dispute determined in favor of the other party, as determined by the Accountant. The Accountant will review the various relevant reports and calculations and the former books and records of Company Representative now owned by BAER as well as Company Representative’s books and records, as applicable, and will, as soon as practicable, but in any event within thirty (30) days after the submission of the matter, provide to Company Representative and BAER in writing a final determination as to each of the items in dispute (and each item affected thereby) and the methodology used in computing such items, in light of the terms and provisions of this Agreement. The decision of the Accountant will, absent fraud or manifest error, be final and binding on Company Representative and BAER and may be used in a court of law by Company Representative or BAER for purposes of enforcing such decision.

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(d) Upon (i) acceptance or deemed acceptance by Company Representative of the Preliminary Net Working Capital, (ii) revision by mutual agreement of Company Representative and BAER in accordance with Section 2.2(b) above, or (iii) adjustment as determined by the Accountant in accordance with Section 2.2(c) above, the Preliminary Net Working Capital, as accepted, revised or adjusted, will be deemed the “Closing Net Working Capital.”

(i) If the Closing Net Working Capital is greater than the Net Working Capital Target (the “Closing Net Working Capital Excess”), each Converted Share shall entitle the holder thereof (as of immediately prior to the Effective Time) to receive an additional number of shares of fully paid and nonassessable shares of BAER Common Stock (the “Working Capital Excess Shares”) equal to (x) the Closing Net Working Capital Excess, divided by (y) the Closing BAER Share Price, further divided by (z) the Company Capitalization; or

(ii) If the Closing Net Working Capital is less than the Net Working Capital Target (the “Closing Net Working Capital Deficit”), each Shareholder shall pay to BAER by surrendering and forfeiting, in respect of each Converted Share held by such Shareholder immediately prior to the Effective Time, a number of shares of BAER Common Stock consisting of Restricted Securities (the “Working Capital Deficit Shares”) equal to (x) the Closing Net Working Capital Deficit, divided by (y) the Closing BAER Share Price, further divided by (z) the Company Capitalization.

(e) Upon (i) acceptance or deemed acceptance by Company Representative of the Preliminary Closing Cash, (ii) revision by mutual agreement of Company Representative and BAER in accordance with Section 2.2(b) above, or (iii) adjustment as determined by the Accountant in accordance with Section 2.2(c) above, the Preliminary Closing Cash, as accepted, revised or adjusted, will be deemed the “Final Closing Cash.” In addition to any BAER Common Stock issued or forfeited pursuant to Section 2.2(d) above, each Converted Share shall entitle the holder thereof (as of immediately prior to the Effective Time) to receive an additional number of shares of fully paid and nonassessable shares of BAER Common Stock (the “Closing Cash Shares”) equal to (i) the difference of (x) the Final Closing Cash, minus (y) the Accrued Dividends Payable, divided by (ii) the Closing BAER Share Price, further divided by (iii) the Company Capitalization.

(f) Any additional BAER Common Stock issued pursuant to this Section 2.2 shall not be subject to the Lock-Up Period described in Section 7.12.

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2.3 Earn-Out Consideration. The Shareholders will be entitled to additional contingent consideration, as set forth below:

(a) Within one hundred twenty (120) days after the end of each of the calendar years ended on December 31, 2025 and December 31, 2026 (each an “Earn-Out Year”; and, collectively as one continuous period of time, the “Earn-Out Period”), BAER will calculate, based on the audited consolidated financial statements of the Company and its consolidated Subsidiaries for the Earn-Out Year then expired prepared by BAER’s outside independent accounting firm (“Audited Financial Statements”), and will deliver to Company Representative, BAER’s calculation of the cumulative FMS EBITDA for that Earn-Out Year (a “Preliminary FMS EBITDA Calculation”). BAER will make available to Company Representative and its professional advisors the Audited Financial Statements and all pertinent information used in connection with the preparation of the Preliminary FMS EBITDA Calculation for each Earn-Out Year within one hundred twenty (120) days following the expiration of such Earn-Out Year.

(b) Within thirty (30) days after the delivery of the Preliminary FMS EBITDA Calculation and all supporting information to the Company Representative, Company Representative will complete its examination thereof and will deliver to BAER either (i) a written acknowledgement accepting the Preliminary FMS EBITDA Calculation, or (ii) a written report setting forth in reasonable detail any proposed adjustments to the Preliminary FMS EBITDA Calculation (an “EBITDA Adjustment Report”). The failure by Company Representative to deliver the EBITDA Adjustment Report within the required 30-day period will constitute Company Representative’s acceptance of the Preliminary FMS EBITDA Calculation. All items included in the Preliminary FMS EBITDA Calculation that are not disputed in the EBITDA Adjustment Report will be deemed to be accepted by Company Representative. During a period of ten (10) days following the receipt by BAER of the EBITDA Adjustment Report, Company Representative and BAER will attempt, in good faith, to resolve any differences they may have with respect to the matters raised in the EBITDA Adjustment Report and to revise the Preliminary FMS EBITDA Calculation accordingly.

(c) In the event of a dispute relating to the calculation of FMS EBITDA for an Earn- Out Year that BAER and Company Representative are unable to resolve within ten (10) days after the delivery to BAER of the EBITDA Adjustment Report, Company Representative and BAER will engage the Accountant to resolve all such disputes. The rules for dispute resolution as set forth in Section 2.2(c), including the rules of evidence, the scope of a dispute, the timing and binding effect of the Accountant’s decision and the sharing of costs and expenses, will be applicable to the resolution of all disputes arising under this Section, mutatis mutandis, as if the Preliminary FMS EBITDA Calculation were the Preliminary Net Working Capital and the EBITDA Adjustment Report were the Working Capital Adjustment Report. Upon (i) acceptance or deemed acceptance by Company Representative of the Preliminary FMS EBITDA Calculation, (ii) revision by mutual agreement of Company Representative and BAER in accordance with Section 2.2(b) above, or (iii) adjustment as determined by the Accountant in accordance with this Section 2.2(c), the Preliminary FMS EBITDA Calculation, as accepted, revised or adjusted in accordance with Section 2.3(b) and Section 2.3(c), will be deemed the “Final FMS EBITDA” for the applicable Earn-Out Year. The date on which the Final FMS EBITDA is determined shall be the “Earn-Out Payment Date” for purposes of this Section 2.3.

(d) Following the determination of the Final FMS EBITDA applicable to each Earn- Out Year, BAER shall issue shares of BAER Common Stock with a total value equal to (x)(i) the Final FMS EBITDA for such Earn-Out Year (up to a total of $5,000,000.00) divided by (ii) $5,000,000.00, times (y) $3,090,000.00 (such value determined with respect to each Earn-Out Year, the “Earn-Out Value”). Notwithstanding anything in this Section 2.3 to the contrary, the sum of the Earn-Out Values for both Earn-Out Years shall not exceed $3,090,000 in the aggregate.

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(e) Within five (5) Business Days following the Earn-Out Payment Date, BAER shall issue to each holder of Converted Shares immediately prior to the Effective Time a number of shares of BAER Common Stock, in respect of each Converted Share held by such Person, equal to (A) the Earn-Out Value for the Earn-Out Year with respect to which such Earn-Out Value was determined, divided by (B) the volume weighted average price per share of BAER Common Stock as reported on the Nasdaq for the ninety (90) consecutive trading days ending on the trading day immediately preceding the Earn-Out Payment Date (adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications, or similar events), further divided by (C) the Company Capitalization (“Earn-Out Shares”).

(f) Shareholders hereby acknowledge that the contingent right of Shareholders to receive the BAER Restricted Common Stock pursuant to this Section 2.3 is solely a contractual right and is not a security for purposes of any federal or state securities laws (and shall confer upon Company Representative only the rights of a general, unsecured creditor under applicable Laws), (ii) will not be represented by any form of certificate or instrument, (iii) does not give the Shareholder any distribution rights, voting rights, liquidation rights, preemptive rights or other rights of holders of equity securities (other than in his capacity as a shareholder of BAER), (iv) is not assignable or otherwise transferable by the Shareholder except by operation of law or otherwise permitted under this Agreement (and any purported assignment or transfer in violation hereof shall be null and void ab initio), and (v) is speculative in nature and is not guaranteed until earned. The Earn-Out Shares shall be subject to the transfer restrictions set forth in Section 7.12 and the registration rights set forth in Section 7.13.

(g) From and after the Closing Date until the expiration of the Earn-Out Period, BAER shall own and operate the Company (together with its Subsidiaries) as a separate business and maintain separate financial statements for the Company (on a consolidated basis with its Subsidiaries). BAER shall act in good faith in the exercise of its power, authority and control of the Company and its Subsidiaries and shall cause the Company and its Subsidiaries to operate their respective businesses in a manner generally consistent with the Company’s operation of its business in the fiscal year prior to the Closing.

2.4	Exchange Procedures.

(a) Promptly after the Effective Time, BAER shall send, or shall cause to be sent, to each record holder of shares of Company Common Stock at the Effective Time, whose Company Common Stock was converted pursuant to Section 2.1(b) into the right to receive the Merger Consideration, a Letter of Transmittal in substantially the form attached hereto as Exhibit D (each, a “Letter of Transmittal”) and instructions for use in effecting the surrender of the Book-Entry Shares owned by each such record holder. Upon surrender of the Book-Entry Shares for cancellation by BAER, together with the duly completed and validly executed Letter of Transmittal, BAER shall deliver the Merger Consideration due to such holder in accordance with this Article II (in accordance with the terms hereof). No interest shall be paid or accrued upon the surrender or transfer of any Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this Article II, Error! Bookmark not defined.each Book-Entry Share so surrendered or transferred shall immediately be cancelled.

(b) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the transferred Book-Entry Share is registered, it shall be a condition to such payment that: (i) such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to BAER or as directed by BAER any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Book-Entry Share, or establish to the reasonable satisfaction of BAER that such Tax has been paid or is not payable. BAER shall remit such Taxes to the applicable Authority in accordance with applicable Law.

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(c) All Merger Consideration paid upon the transfer of Book-Entry Shares in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article II. Error! Bookmark not defined.

(d) Any Merger Consideration that remains unclaimed by the holders of shares of Company Common Stock six (6) months after the Effective Time shall be retained by BAER, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to BAER (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Merger Consideration, without any interest. Notwithstanding the foregoing, BAER shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Authority) shall become, to the extent permitted by applicable Law, the property of BAER free and clear of any claims or interest of any Person previously entitled thereto.

(e) All shares of BAER Common Stock to be issued pursuant to the Merger (whether in accordance with Section 2.1(b), Section 2.2 or Section 2.3, as applicable) shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by BAER in respect of the BAER Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable as Merger Consideration pursuant to this Agreement. No dividends or other distributions in respect of the BAER Common Stock shall be paid to any holder of any unsurrendered Company Common Share until such share is surrendered for exchange in accordance with this Section 2.2. Subject to the effect of applicable Laws, following such surrender, there shall be issued or paid to the holder of record of the whole shares of BAER Common Stock issued in exchange for shares of Company Common Stock in accordance with this Section 2.2, without interest: (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of BAER Common Stock and not paid; and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of BAER Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

2.5 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or the BAER Common Stock shall occur (other than the issuance of additional shares of capital stock of the Company or BAER as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the determination of the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit BAER or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

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2.6 Limitation on BAER Common Stock. The maximum number of shares of BAER Common Stock issuable to Shareholders under this Agreement, including such shares issued as Merger Consideration and such shares issued pursuant to Sections 2.2 and 2.3 shall be an aggregate of 9,621,454 shares of BAER Common Stock (adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications, or similar events) (the “BAER Share Cap”), and notwithstanding anything to the contrary herein, in no event shall BAER issue or be required to issue to the Shareholders an aggregate number of shares of BAER Common Stock in connection with this Agreement that exceeds the BAER Share Cap.

ARTICLE III

CLOSING

3.1 Closing. Subject to the satisfaction or waiver by the applicable parties of the conditions to Closing set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the third (3rd) Business Day following the satisfaction or waiver of the conditions to each Party’s obligations to close as set forth in Section 3.4, or such other date to be mutually agreed upon by BAER and the Company Representative, which date shall be no later than 5:00 p.m. Mountain Time on the Outside Termination Date (the “Closing Date”), unless otherwise extended in writing by the parties. Except as otherwise provided in this Agreement, all proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered, and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered, and executed.

3.2	Closing Transactions.

(a) Closing Deliveries by the Company. At the Closing, the Company shall deliver, or cause to be delivered, to BAER and Merger Sub (collectively, the “Company Closing Deliverables”):

(i) certificate of the Secretary of State of the State of Delaware dated not more than ten (10) Business Days prior to the Closing Date, attesting to the incorporation and good standing of the Company as a corporation in its jurisdiction of incorporation;

(ii) copies, certified by the Secretary of State of Delaware, of the certificate of incorporation of the Company, and all amendments thereto;

(iii) a certificate of the Secretary of the Company as of the Closing Date, certifying (i) the bylaws of the Company and all amendments thereto, (ii) the resolutions of the Board of Directors of the Company authorizing the Company’s execution, delivery and performance of this Agreement, and authorizing the taking of all such other corporate action as shall have been required as a condition to, or in connection with the consummation of the contemplated transactions, and (iii) the incumbency of all officers of the Company executing this Agreement and any document executed and delivered in connection herewith;

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(iv) a certificate of the president of the Company certifying as to the matters set forth in Section 3.4(a)(i), Section 3.4(a)(ii), Section 3.4(a)(vi), and Section 3.4(a)(vii);

(v) a certificate from the Company meeting the requirements of Treasury Regulation Section 1.1445-2(c)(3) providing that the Company Common Stock would not constitute, to any extent, a United States real property interest within the meaning of Section 897(c) of the Code;

(vi) the Certificate of Merger duly executed by the Company; and

(vii) recordable Lien releases with respect to any outstanding Liens or UCC filings against or relating to (i) the Company Common Stock, or (ii) any assets of the Company.

(b)Closing Deliveries by BAER and Merger Sub.

(i) certificates of the Secretary of State of the State of Delaware dated not more than ten (10) Business Days prior to the Closing Date, attesting to the incorporation and good standing of each of BAER and Merger Sub as a corporation in its jurisdiction of incorporation;

(ii) a certificate of the Secretary or Assistant Secretary of BAER as of the Closing Date, certifying (i) the bylaws of BAER and all amendments thereto, (ii) resolutions of the Board of Directors of BAER authorizing BAER’s execution, delivery and performance of this Agreement, the consummation of the transactions contemplated herein, and authorizing the taking of all such other corporate action as shall have been required as a condition to, or in connection with the consummation of the contemplated transactions, and (iii) the incumbency of all officers of BAER executing this Agreement and any document executed and delivered in connection herewith;

(iii) a certificate of the Secretary or Assistant Secretary of Merger Sub as of the Closing Date, certifying (i) the bylaws of Merger Sub and all amendments thereto, (ii) the resolutions of the Board of Directors of Merger Sub authorizing Merger Sub’s execution, delivery and performance of this Agreement, the consummation of the transactions contemplated herein, and authorizing the taking of all such other corporate action as shall have been required as a condition to, or in connection with the consummation of the contemplated transactions, and (iii) the incumbency of all officers of Merger Sub executing this Agreement and any document executed and delivered in connection herewith;

(iv) copies, certified by the Secretary of State of Delaware, of the certificates of incorporation of BAER and Merger Sub and all amendments thereto;

(v) a certificate of an executive officer of BAER certifying as to the matters set forth in Section 3.4(b)(i), Section 3.4(b)(ii) and 3.4(b)(vii);

(vi) the Certificate of Merger duly executed by the Merger Sub.

3.3 Withholding Taxes. BAER, BAER’s Affiliates, the Company, and any other applicable payor will be entitled to deduct and withhold from any payments made hereunder such amounts as are required to be deducted and withheld with respect to such payments under the Code or any other provision of applicable Law. To the extent any such amounts are withheld and appropriately remitted to the applicable Authority, the withheld amounts shall be treated for purposes of this Agreement as paid to the Person with respect to which such deduction and withholding was made. BAER, BAER’s Affiliates, and the Company, as applicable, shall use commercially reasonable efforts to provide the Company Representative and the subject of such withholding with at least ten (10) days prior written notice of any amounts that it intends to withhold in connection with the payment of the Merger Consideration (other than any withholding required as a result of the Company’s failure to deliver the certificate contemplated by Section 3.2(a)(v)) and will reasonably cooperate with the Company Representative and the subject of such withholding to reduce or eliminate any applicable withholding.

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3.4	Closing Conditions.

(a) The respective obligations of the Merger Sub and BAER hereunder in connection with the Closing are subject to the following conditions being met, in each case as determined by BAER in its sole and absolute discretion:

(i) the accuracy in all material respects on the Closing Date of the representations and warranties of the Company contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii) all obligations, covenants and agreements of the Company and Shareholders required to be performed at or prior to the Closing Date, whether under this Agreement or the other Transaction Documents, shall have been performed in all material respects;

(iii) the Company shall have completed and updated the Schedules identified in this Agreement through the Closing Date, in a manner determined by the Company;

(iv) the Company shall have obtained any and all consents, permits, approvals, registrations, and waivers necessary or appropriate for consummation of the transactions contemplated by the Transaction Documents, all of which shall be in full force and effect, except for such that could not reasonably be expected to have a Material Adverse Effect;

(v) (A) no judgment, writ, order, injunction, award, or decree of or by any court, or judge, justice, or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any Authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents; and (B) no applicable federal or state Law prohibiting consummation of the Merger shall be in effect (collectively, “Restraints”);

(vi) there shall have been no Material Adverse Effect with respect to the Company since the date hereof;

(vii) the Company shall have cash on hand of at least $2,400,000.00 (the “Closing Cash”); and

(viii) the Company shall have received the approval of the Merger by the unanimous vote or consent of the Shareholders.

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(b) The respective obligations of the Company and the Shareholders hereunder in connection with the Closing are subject to the following conditions being met, in each case as determined by Company and Shareholders in their sole and absolute discretion:

(i) the accuracy in all material respects on the Closing Date of the representations and warranties of BAER and Merger Sub contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii) all obligations, covenants and agreements of BAER and Merger Sub required to be performed at or prior to the Closing Date shall have been performed in all material respects;

(iii) the delivery by BAER of the items set forth in Section 3.2 of this Agreement;

(iv) Merger Sub and BAER shall have obtained any and all consents, permits, approvals, registrations, and waivers necessary or appropriate for consummation of the transactions contemplated by the Transaction Documents, all of which shall be in full force and effect, except for such that could not reasonably be expected to have a Material Adverse Effect;

(v) no Restraint shall be in effect;

(vi) there shall have been no Material Adverse Effect with respect to BAER or the Merger Sub since the date hereof; and

(vii) the Company shall have received the approval of the Merger by the unanimous vote or consent of the Shareholders.

(c) Termination of Agreement. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing by prompt notice given in accordance with Section 10.1:

(i) by the mutual written consent of BAER and Company;

(ii)by either BAER or the Company:

(A) if the Merger shall not have been consummated by the date that is sixty (60) days from the date hereof (the “Outside Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 3.4(c)(ii)(A) shall not be available to any party whose breach of any representation, warranty, covenant or agreement, or failure to perform any of its obligations under this Agreement, results in the failure of the Merger to be consummated by such time; or

(B) if any Restraint shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 3.4(c)(ii)(B) shall have used its reasonable best efforts to prevent the entry of and to remove such Restraint.

(iii) by BAER, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 3.4(b), (B) is incapable of being cured by the Company or is not cured by the Company within 30 days following receipt of written notice from BAER of such breach or failure to perform or (C) results in the Merger not being consummated by the Outside Termination Date;

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(iv) by the Company, if BAER or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 3.4(a), (B) is incapable of being cured by BAER or Merger Sub, as applicable, or is not cured by BAER or Merger Sub, as applicable, within 30 days following receipt of written notice from the Company of such breach or failure to perform, or (C) results in the Merger not being consummated by the Outside Termination Date; and

(v)by BAER, pursuant to the terms set forth in Section 7.18.

(d) In the event of termination of this Agreement by BAER or the Company as provided above, the provisions of this Agreement shall immediately become void and of no further force or effect, and absent a breach of this Agreement prior to such termination, for which the breaching party shall not be relieved of any liability therefor, there shall be no liability or obligation on part of any of Merger Sub and BAER, the Company, or the Shareholders, to one another with respect to this Agreement. The provisions of Article VIII and Article X shall survive termination of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND BAER

To induce the Company and Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, Merger Sub and BAER jointly and severally represent and warrant to Shareholders as follows:

4.1 Authority; Authorization; Enforceability. Each of Merger Sub and BAER has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and under each such other Transaction Document, and to consummate the transactions contemplated by this Agreement and each such other Transaction Document. The execution, delivery, and performance by Merger Sub and BAER of this Agreement and each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Merger Sub and BAER. This Agreement and each other Transaction Document to which BAER is a party are, or upon their execution and delivery will be, assuming due authorization and execution by Shareholders, valid and binding obligations of Merger Sub and BAER enforceable against it in accordance with the terms hereof and thereof, except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ rights generally and by general principles of equity.

4.2 Organization of Merger Sub and BAER. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is not in default under or in violation of its Organizational Documents. BAER owns all of the issued and outstanding stock of Merger Sub. BAER is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. BAER is not in default under or in violation of its Organizational Documents.

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4.3 Noncontravention. Neither the execution, delivery or performance by BAER of this Agreement or any other Transaction Document to which it is a party, nor the consummation by BAER of the transactions contemplated hereby or thereby, nor compliance by BAER with any of the provisions hereof or thereof, will (a) violate, or result in the violation of, the Organizational Documents of BAER or any resolutions adopted by the members, stockholders, board of directors, board of managers, partners or other governing body of BAER, (b) violate any Law, order, judgment, injunction, stipulation, award or decree of any Authority, in each case applicable to BAER or its assets or properties, or (c) with or without the passage of time or the giving of notice or both, result in the breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of BAER pursuant to, any instrument or agreement to which BAER is a party or by which BAER or its properties may be bound or affected, except, in each case, where the violation, conflict, breach, default or failure to obtain consent would not reasonably be expected to have a Material Adverse Effect on the ability of BAER to consummate the transactions contemplated by this Agreement.

4.4 Approvals; Claims or Legal Proceedings. Except as set forth on Schedule 4.4, or except as would materially affect the BAER’s ability to consummate the transactions under this Agreement, (a) no filing with, and no permit, authorization, consent or approval of, any Authority or other Person is necessary for the consummation by BAER of the transactions contemplated hereby; and (b) there are no actions, suits, claims or proceedings which are pending or, to the Knowledge of BAER, threatened against BAER, and there are no outstanding orders, judgments, injunctions, stipulations, awards or decrees of any Authority against BAER, or any of its assets or properties, which prohibit or enjoin the consummation of, or adversely affect BAER’s ability to timely consummate, the transactions contemplated hereby.

4.5 Brokers. BAER has not retained, utilized, or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

4.6 Intentionally omitted.

4.7 SEC Filings; Financial Statements; Undisclosed LiabilitiesBAER has filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 24, 2023 (the “BAER SEC Documents”). True and complete copies of all the BAER SEC Documents are publicly available on EDGAR, other than any correspondences to the SEC, to the extent such filings are not publicly available as of the date hereof. Except as otherwise disclosed by management of BAER to the Shareholders during due diligence, as of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the BAER SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Securities Exchange Act, and the Sarbanes-Oxley Act of 2002, and the rules and regulations of the SEC thereunder applicable to such BAER SEC Documents. None of the BAER SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of BAER, except as set forth on Schedule 4.7, none of the BAER SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the BAER SEC Documents. None of BAER’s subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC and neither BAER nor any of its subsidiaries is required to file or furnish any forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Authority.

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(b) Subject to any revisions and/or changes that BAER may make to its consolidated financial statements as a result of the letter set forth in Schedule 4.7, each of the consolidated financial statements of BAER (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the BAER SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited (“Interim Financial Statements”), as may be permitted by the SEC for Quarterly Reports on Form 10-Q or other rules and regulations of the SEC); and (iii) fairly presented in accordance with GAAP in all material respects the consolidated financial position and the results of operations and cash flows of BAER and its consolidated subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC.

(c) The audited condensed consolidated balance sheet as of December 31, 2023, included in BAER’s Annual Report on Form 10-K filed by BAER on March 20, 2024, is hereinafter referred to as the “BAER Balance Sheet.” Neither BAER nor any of its subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the BAER Balance Sheet; (ii) were incurred since the date of the BAER Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on BAER and its subsidiaries, taken as a whole.

(d) BAER is in compliance in all material respects with all of the applicable listing and corporate governance rules of the Nasdaq.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER

Each Shareholder, solely for itself, represents and warrants to Merger Sub and BAER as follows:

5.1 Execution and Delivery; Valid and Binding Agreements. This Agreement, assuming due authorization and execution by Merger Sub and BAER, constitutes the valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

5.2 Authority; Organization. Such Shareholder has all requisite corporate power to execute and deliver the Transaction Documents to which such Shareholder is or will be a party, to perform such Shareholder’s obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and each such Transaction Document. The execution and delivery of this Agreement and each of the other Transaction Documents to which such Shareholder is or will be a party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Shareholder and no other action or proceedings on the part of such Shareholder are necessary to approve the Transaction Documents to which such Shareholder is a party or to consummate the transactions contemplated hereby and thereby.Noncontravention. Except as set forth on Schedule 5.3, neither the execution, delivery or performance by such Shareholder of any Transaction Document to which such Shareholder is a party, nor the consummation by such Shareholder of the transactions contemplated thereby, nor compliance by such Shareholder with any of the provisions hereof or thereof, will (a) violate any Law, order, judgment, injunction, stipulation, award or decree of any Authority, in each case applicable to such Shareholder or such Shareholder’s assets or properties; or (b) with or without the passage of time or the giving of notice or both, result in the breach of, or constitute a default or require any consent under any agreement or instrument to which such Shareholder is bound or is a party, or by which any of such Shareholder’s properties or assets (including the Company Common Stock owned by such Shareholder) may be bound or affected, or which would adversely affect the ability of such Shareholder to consummate the transactions contemplated hereunder, except as would not cause a Material Adverse Effect.

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5.4 Approvals. Except as set forth on Schedule 5.4, no filing with or notice to, and no permit, authorization, consent, order or approval of, any Authority or other Person is necessary for execution and delivery by such Shareholder of the Transaction Documents to which such Shareholder is or will be a party or the consummation by such Shareholder of the transactions contemplated thereby, except as would not cause a Material Adverse Effect.

5.5 Ownership of the Company Common Stock. Each Shareholder is the sole record and beneficial owner of the Company Common Stock as set forth opposite such Shareholder’s name on the Shareholders’ Schedule, and, except as set forth on Schedule 5.5, are free and clear of all Liens other than transfer restrictions under state and federal securities Laws, and such Shareholder has not assigned, transferred or conveyed any interest therein to any third Person. The Company Common Stock set forth opposite such Shareholder’s name on the Shareholders’ Schedule constitute all of the securities and interests of any nature in each of the Company that are owned by such Shareholder.

5.6 Litigation. There are no actions, suits or proceedings pending or, to the actual knowledge of such Shareholder, threatened against such Shareholder, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and such Shareholder is not subject to any outstanding judgment, order or decree of any court or governmental body, that, in each case, could reasonably be expected to prevent or interfere with or delay such Shareholder’s ability to perform such Shareholder’s obligations under the Transaction Documents to which such Shareholder is a party.

5.7 Securities Act. Such Shareholder is acquiring the BAER Share Consideration hereunder solely for the purpose of investment and not with a view to, or in connection with, any distribution thereof in violation of the Securities Act or any applicable state securities Law. Such Shareholder acknowledges that the shares of BAER Common Stock constituting the BAER Share Consideration are not registered under the Securities Act or any applicable state securities Law, and that such shares of BAER Common Stock may not be sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities Laws, as applicable.

5.8 Information Supplied. The information about or relating to a Shareholder or any other information furnished or confirmed in writing by a Shareholder to BAER for inclusion in the Registration Statement or the prospectus that forms a part thereof, as applicable, as of the effective date of such Registration Statement and as of the date of such prospectus (or any amendment or supplement thereto), does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

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ARTICLE VI

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

To induce BAER to enter into this Agreement and to consummate the transactions contemplated hereby the Company hereby represents and warrants to BAER as of the date hereof as follows:

6.1 Organization; Standing; Citizenship. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware.

6.2 Authority to Conduct Business. The Company has the requisite power and authority to own, lease and operate its property and to conduct its business in the manner in which it is now conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of its properties and assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be duly licensed or qualified to do business would not reasonably be expected to have a Material Adverse Effect.

6.3 Organizational Documents. Copies of the Organizational Documents of the Company and all amendments thereto as in effect on the date hereof have been delivered to BAER and are complete and correct as of the date hereof. The Company is not in default under or in violation of its Organizational Documents.

6.4 Noncontravention. Except as set forth on Schedule 6.4, neither the execution, delivery or performance by the Company of this Agreement or any other Transaction Document to which it is a party, nor the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by Company with any of the provisions hereof or thereof, will (a) violate, or result in the violation of, the Organizational Documents of the Company or any resolutions adopted by the shareholders, board of directors or other governing body of the Company, as applicable; (b) violate any Law, order, judgment, injunction, stipulation, award or decree of any Authority, in each case applicable to the Company or their respective assets or properties; or (c) with or without the passage of time or the giving of notice or both, result in the breach of, or constitute a default or require any consent under, or result in the creation of any Lien (other than Permitted Liens) upon any property or asset of the Company pursuant to any agreement or instrument to which the Company is bound or is a party, or by which any of their respective properties or assets (including the Company Common Stock) may be bound or affected, or which would adversely affect the Company Common Stock or the ability of the Company to consummate the transactions contemplated hereunder, except, with respect to clauses (a), (b) and (c), for such violations, breaches, defaults, failures to obtain consent or to provide notice, as would not cause a Material Adverse Effect.

6.5 Brokers. None of the Company or any Shareholder has retained, utilized, or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

6.6 Capitalization of the Company. The authorized and issued equity securities of Company consist solely of the shares of Company Common Stock listed on Schedule 6.6 (the “Shareholders’ Schedule”). All of such shares are duly authorized, validly issued, fully paid and nonassessable and is held beneficially and of record by Shareholders as set forth on the Shareholders’ Schedule and, except as set forth on the Shareholders’ Schedule is free and clear of all Liens, other than restrictions under federal and state securities Laws. The Company has not ever issued and there are not outstanding, any certificates representing any Company Common Stock.

6.7 Rights; Warrants or Options. Except for this Agreement, there are no outstanding subscriptions, warrants, options or other agreements or rights of any kind to purchase or otherwise receive or be issued, or securities or obligations of any kind convertible into, any equity security of the Company. There is no outstanding contract or other agreement of any of Shareholders, the Company or any other Person to purchase, redeem or otherwise acquire any outstanding equity security of the Company, or securities or obligations of any kind convertible into any equity security of the Company. There are no outstanding or authorized equity appreciation rights, options, warrants, equity plans or similar rights with respect to the equity securities of the Company. There are no voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Company Common Stock.

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6.8 Indebtedness; Undisclosed Liabilities. Except as set forth on Schedule 6.8, the Company has no Indebtedness. The Company does not have any material Liabilities except for (a) Liabilities in the aggregate adequately disclosed, provided for, reflected in, reserved against or otherwise described in the Most Recent Balance Sheet (or in any notes thereto) or included as a current liability in the calculation of the Closing Net Working Capital, (b) Liabilities under contracts, leases, licenses and other arrangements, including the Benefit Plans, to which the Company or its assets may be bound, to the extent not required to be reflected on the Financial Statements and that were incurred in the Ordinary Course of Business and do not relate to any material failure to perform, improper performance, warranty or other material breach, default or violation by the Company prior to the Closing, (c) Liabilities referred to on any Schedule to this Agreement (including Schedule 6.8), (d) Liabilities which have arisen in the Ordinary Course of Business since the date of the Most Recent Balance Sheet and that are not, individually or in the aggregate, material in amount, (e) Liabilities under this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby, and (f) other Liabilities that would not have been required to be disclosed, provided for, reflected in, reserved against or otherwise described in the Financial Statements or in any notes thereto in accordance with GAAP.

6.9 Tangible Personal Property. Except as set forth on Schedule 6.9, all of the tangible personal property included on the Most Recent Balance Sheet and that is used in the operation of the business of the Company is either (a) owned by the Company, or (b) leased pursuant to valid leasehold interest, in each case free and clear of any Liens, other than Permitted Liens. The tangible assets of the Company are in an AS-IS WHERE-IS condition.

6.10 Real Property. The Company does not own and has not ever owned any real property. Schedule 6.10 sets forth a list of all real property and interests in real property that are leased or subleased to the Company (the “Leased Real Property”). Except as otherwise set forth on Schedule 6.10, with respect to the Leased Real Property:

(a) each lease or sublease of Leased Real Property and any assignment thereof pursuant to which the Company leases any Leased Real Property (each, a “Realty Lease”) is a valid and binding obligation of the Company, enforceable against the Company, in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ rights generally and by general principles of equity);

(b) neither the Company nor, to the Knowledge of the Company, any other party to any Realty Lease, is in material breach or default under such Realty Lease beyond any applicable cure period, except for such defaults and events as to which requisite waivers or consents have been obtained;

(c) no Realty Lease requires the consent of any landlord or sublandlord as a result of the transactions contemplated by this Agreement;

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(d) the Company has caused to be delivered to BAER true, complete and correct copies of the Realty Leases;

(e) the Company is not a sublessor or grantor under any written sublease or other written instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property;

(f) to the Knowledge of the Company, the use and operation of the Leased Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit, or agreement relating to the Leased Real Property; and

(g) to the Knowledge of the Company, no material improvements made by the Company, no material improvements made by any other Person, in each case, constituting a part of the Leased Real Property encroach on real property owned or leased by a Person other than the Company.

6.11 Intellectual Property.

(a) Schedule 6.11(a) sets forth a complete and accurate list of all certificates, patents, patent applications, trademark, and tradename registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned or purported to be owned by the Company. Each item of Intellectual Property set forth on Schedule 6.11(a) is valid, subsisting, and enforceable.

(b) The Company is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens). All Company Intellectual Property owned by any Person other than the Company is validly licensed to the Company pursuant to written Contracts or by operation of Law. Other than “shrink-wrap,” “click-wrap,” “click-through” or similar licenses for commercially available, “off-the-shelf” software, copies of such written Contracts have been made available to BAER. The Company Intellectual Property constitutes all of the Intellectual Property used in, and necessary and sufficient for, the conduct and operation of the businesses of the Company as currently conducted.

(c) Except as set forth in Schedule 6.11(c): (i) the Owned Intellectual Property, and, to the Knowledge of the Company, all other Company Intellectual Property as currently licensed or used by the Company, and the Company’s conduct of its business as currently conducted, do not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (ii) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property.

(d) The Company has taken commercially reasonable security measures to maintain and protect the confidentiality and value of all confidential Intellectual Property included in the Owned Intellectual Property or owned by any Person other than the Company and to whom one or more Company has a confidentiality obligation.

(e) The Company has taken commercially reasonable steps to maintain and protect the performance, confidentiality, integrity, and security of the IT Systems (and all software, information and data stored or contained therein or transmitted thereby). The IT Systems are adequate and sufficient (including with respect to working condition and capacity) for the operation of the businesses of the Company as currently conducted. To the Knowledge of the Company, in the last three years, there have been no (i) security breaches or unauthorized use, access or intrusions of any IT Systems or (ii) outages of any IT Systems that have caused or resulted in a material disruption to the business of the Company.

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(f) Assuming all Required Consents are obtained, the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents will not result in the loss, termination, or impairment of the Company to own, use, practice or otherwise exploit any of the Company Intellectual Property material to the operation of the Company.

6.12 Insurance. Schedule 6.12 sets forth a list of all policies of fire, liability, workers’ compensation, property and casualty and other insurance owned or held by or on behalf of the Company for the current period that includes the date hereof under which the Company is the primary insured, other than policies and/or insurance related to the Benefit Plans (the “Insurance Policies”). The Company has caused to be made available to BAER true, complete, and correct copies of the Insurance Policies. All of the Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement through the relevant policy periods then in effect, except as may result from any post-Closing action by BAER or the Company or the non-renewal or expiration of such policies in the Ordinary Course of Business. Since the respective dates of the Insurance Policies, no written notice of cancellation, non-renewal, premium increase, or alteration of coverage with respect to any such policy has been received by the Company (other than in connection with the expiration of any Insurance Policy in the Ordinary Course of Business and not as a result of any act of the Company giving rise to such termination). All premiums due on the Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. There are no claims related to the business of the Company pending under any of the Insurance Policies as to which coverage has been questioned, denied, or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any of the Insurance Policies. Except as set forth on Schedule 6.13 and other than related to the Benefit Plans, the Company has no self-insurance or co-insurance programs.

6.13 Labor Matters.

(a) Schedule 6.13(a) contains a list of Employees who were employed by the Company at any point within thirty (30) days prior to the date hereof which accurately reflects, as of the date hereof, their name; title; date of hire; terminated date, if any; job classification (exempt or not exempt); salary or wage rate; accrued but unused paid time off and/or sick leave; employment status; whether the Employee is receiving workers’ compensation or disability payments or is on leave or other inactive status, and the expected end date of such status; commission, bonus or other incentive-based compensation; and the fringe benefits provided to each such Employee. As of the date of this Agreement, the Company have paid all commissions and bonuses due to the Employees of the Company.

(b) Except as set forth on Schedule 6.13(b), in the past three years, the Company has not engaged and the Company is not engaging in any unfair labor practice and has been in compliance and are in compliance, in all material respects, with all federal and state Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment. No unfair labor practice or labor charge, complaint, proceeding, or action is pending or, to the Knowledge of the Company, threatened with respect to the Company before the National Labor Relations Board, the Equal Employment Opportunity Commission, or any other Authority. In the past three years, the Company has not received any written or, to the Knowledge of the Company, oral allegations or complaints of sexual harassment, sexual discrimination or sexual misconduct against any current employee or independent contractor, nor has the Company entered into any settlement agreement with any current or former employee or independent contractor with respect to allegations or complaints of sexual harassment, sexual discrimination, or sexual misconduct. There are no unfair labor practice claims brought by or on behalf of any current or former employee or independent contractor of the Company under the National Labor Relations Act, Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Family Medical Leave Act or any other related requirement pending for which the Company has received notice or threatened, against the Company.

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(c) Except as set forth on Schedule 6.13(c), the Company is not party to an agreement with any labor organization that pertain to any employees, officers, managers, or directors of the Company. Except as set forth on Schedule 6.13(c), no organization or representation question or labor dispute is pending or, to the Knowledge of the Company, has been threatened in connection with the business in the past three (3) years.

(d) There has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment Retraining and Notification Act or any similar state statute in respect of the Company within the six (6) months prior to the date of this Agreement, nor does the Company intend to take any such action prior to the Closing.

(e) Except as set forth on Schedule 6.13(e), the Company has withheld and paid to the appropriate Authority or are holding for payment not yet due to such Authority all amounts required to be withheld from Employees and are not liable for any arrears of wages, Taxes, penalties, or other sums for failure to comply with any applicable Laws relating to the employment of labor in connection with the Company. As of the date of this Agreement, except as specifically set forth herein, the Company have paid in full to all Employees all wages, salaries, commissions, bonuses, benefits (including accrued vacation and sick pay) and other compensation then due to or on behalf thereof, including all bonus amounts payable to such Employees in accordance with the normal payroll practices of the Company.

(f) Schedule 6.13(f) contains a list of all leased employees and all independent contractors used by the Company who are engaged in the services for the Company and any contract relating to such relationship. To the Knowledge of the Company, each leased employee and independent contractor listed on Schedule 6.13(f) has the requisite Permits required to provide the services such independent contractor provides to the Company. Each worker or service provider treated and classified by the Company as an independent contractor has been so properly treated and classified under all applicable Laws and for all purposes. The Company has properly reported the compensation paid to each independent contractor on an IRS Form 1099 or as otherwise required under applicable Laws.

(g) The Company is presently in compliance, and for the preceding three years have been in compliance, in all material respects, with the Immigration Reform and Control Act of 1986 or its successor, the Immigration and Nationality Act, and all other laws regarding immigration, employment of non-citizen workers in the United States, and/or the use of E-Verify or other work- authorization verification systems or services. The Company has in its files completed copies of Form I-9 for all Employees with respect to whom that form is required. There is no pending or, to the Knowledge of the Company, threatened investigation of the Company by any branch or department of the United States Immigration and Customs Enforcement, the Office of Special Counsel for Immigration-Related Unfair Employment Practices, or other Authority charged with administration and enforcement of any immigration Laws.

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(h) To the Knowledge of the Company, not Employee is a party to or is bound by any confidentiality agreement, non-competition agreement or other contract (with any Person) that may have an adverse effect on the performance by such Employee of any of his/her duties or responsibilities as an employee of the Company.

(i) The Company has correctly classified exempt and non-exempt employees in accordance with applicable Laws.

(j) The representations and warranties set forth in this Section 6.13 are the Company's sole and exclusive representations and warranties regarding labor and employment matters.

6.14 Permits; Compliance with Law. Except as set forth on Schedule 6.14, the Company holds, and as of the Closing will continue to hold, and for the last three years has complied, in all material respects, with all material Permits required for the Company to conduct its businesses in the manner in which they are presently conducted and has complied and are in compliance in all material respects with all Laws applicable to their businesses, properties and assets. Schedule 6.14 sets forth a list of all material Permits currently issued to the Company, including the names of such Permits and their respective dates of issuance and expiration. All fees and charges with respect to such Permits have been paid in full. To the Knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of any Permit set forth on Schedule 6.14.

6.15 Litigation. Schedule 6.15 sets forth a list of (a) all actions, suits, claims and proceedings which are pending or, to the Knowledge of the Company, threatened against or by the Company, by or before any Authority, and (b) all outstanding orders, judgments, injunctions, stipulations, awards or decrees of any Authority naming the Company. There are no actions, suits, claims or proceedings which are pending or, to the Knowledge of the Company, threatened against the Company, by or before any Authority, and there are no outstanding orders, judgments, injunctions, stipulations, awards or decrees of any Authority against the Company, or to the Knowledge of the Company, the Shareholders, or any of their respective assets or properties, in any such case which prohibit or enjoin the consummation of the transactions contemplated hereby. To the Knowledge of the Company, no event has occurred within the previous three (3) years, nor do any circumstances presently exist, that may give rise to, or serve as a basis for, any action, suit, claim or proceeding against the Company.

6.16 Employee Benefit Plans; ERISA.

(a) Except as set forth on Schedule 6.16(a)(i), the Company does not maintain, contribute to or have any obligation to make contributions to, any employee benefit plan within the meaning of section 3(3) of ERISA (an “ERISA Plan”), or any other retirement, welfare, profit sharing, equity option, equity bonus or deferred compensation, severance, sick leave, change of control, or other plan or arrangement providing material benefits to current or former employees, officers or managers of the Company or under which the Company has any obligation to contribute or other liability (a “Non-ERISA Plan”). All ERISA Plans and Non-ERISA Plans (collectively “Benefit Plans”) are listed on Schedule 6.16(a)(i) and, except as set forth on Schedule 6.16(a)(i), are being maintained and operated in accordance with all Laws applicable to such plans and the terms and conditions of the respective plan documents in all material respects. The IRS has issued a favorable determination letter or opinion letter with respect to each ERISA Plan that is intended to be a “qualified plan” within the meaning of section 401(a) of the Code. Except as set forth on Schedule 6.16(a)(ii), neither the Company nor any ERISA Affiliate of the Company has within the past six years maintained, contributed to or incurred any liability under any Plan that is subject to Title IV or section 302 of ERISA or section 412 of the Code. No ERISA Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of section 4063 of ERISA. Except for continuation coverage as required by COBRA or by applicable state insurance Laws, no Benefit Plan provides continuing life, health, medical or other welfare benefit coverage to former employees or beneficiaries or dependents thereof.

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(b) Except as set forth on Schedule 6.16, all contributions (including all employer contributions and employee salary reduction contributions, if any) which are due have been made or will be made within the time period prescribed by ERISA to each ERISA Plan which is an employee pension benefit plan (within the meaning of section 3(2) of ERISA).

(c) No actions, suits, claims or proceedings with respect to the assets of any ERISA Plan (other than routine claims for benefits) are pending or, to the Knowledge of the Company, threatened by or before any Authority.

(d) Except as set forth on Schedule 6.16(d), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could (i) result in, cause the accelerated vesting, payment, funding, or delivery of, or increase the amount or value of any payment or benefit to any employee, officer, director, or other service provider of the Company under any Benefit Plan; (ii) result in any severance, termination, or similar types of payments or benefits; (iii) result in a requirement to pay any tax “gross-up” or similar “make- whole” payments to any employee, officer, director, or other service provider of the Company; or (iv) result in any payments or benefits (whether in cash, property, or the vesting of property) that would be nondeductible to the payor under Section 280G of the Code or that could, individually or in combination with any other such payment or benefit, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(e) Each Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is, and at all relevant times has been, maintained, operated, and administered in material operational and documentary compliance with Section 409A of the Code and applicable guidance under Section 409A of the Code.

(f) Each of the Company and each Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA is currently, and has at all applicable times been, in material compliance with the Healthcare Reform Laws, to the extent applicable. No event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company or any Benefit Plan to penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provision of the Healthcare Reform Laws.

(g) The representations and warranties set forth in this Section 6.16 are the Company's sole and exclusive representations and warranties regarding employee benefit matters.

6.17Tax Matters. Except as set forth on Schedule 6.17:

(a) All income Tax Returns and other material Returns required to be filed with respect to the business and assets of the Company, and all income Tax Returns and other material Returns required to be filed by the Company, have been duly and timely (within any applicable extension periods) filed with the appropriate Authorities in all jurisdictions in which such Returns are required to be filed, and all such Returns are true, correct and complete in all material respects. All Taxes due and payable by the Company (whether or not shown on any such Return or disputed) have been timely paid. The unpaid Taxes of each Company (i) did not, as of the date of the Most Recent Balance Sheet, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) will not exceed such reserve as adjusted for the passage of time and the conduct of business in the Ordinary Course of Business through the Closing Date in accordance with past custom and practice of such Company in filing its Return. All Taxes that the Company is required by Law to withhold or collect have been duly and timely withheld or collected and have been timely paid over to the appropriate Tax Authority to the extent due and payable.

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(b) There is no dispute or claim pending or, to the Knowledge of the Company, threatened against the Company by any Authority for any alleged deficiency in Taxes.

(c) The Company has not (i) executed a waiver or consent extending any statute of limitations for the assessment or collection of any Taxes which remains outstanding, (ii) applied for or received any letter rulings from the IRS (or any comparable ruling from any other Tax Authority), or (iii) entered into a “closing agreement” as described section 7121 of the Code or any corresponding provision of state, local or non-U.S. Law with any Tax Authority. No power of attorney granted by the Company with respect to any Taxes is currently in force.

(d) None of the Returns of the Company is currently being examined by the IRS or any other Tax Authority. There are no examinations or other administrative or court proceedings relating to Taxes in progress or pending with respect to which the Company has received written notice. No written, or to the Knowledge of the Company, oral claim has been made by an Authority in a jurisdiction where the Company does not file Returns that such Company is or may be subject to taxation by or required to file any Returns in that jurisdiction.

(e) The Company does not have and has never had a permanent establishment (within the meaning of any applicable Tax treaty), or otherwise has an office, fixed place of business or other presence through employees or otherwise, in a country outside of the United States of America.

(f) The Company is not and has not ever been a party to any written agreement providing for the allocation or sharing of Taxes (other than ordinary course business contracts the primary purpose of which is unrelated to the allocation or responsibility of Taxes). The Company is not liable for the Taxes of any other Person, and the Company is not and has not ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local, or non-U.S. law) filing a consolidated U.S. federal income Tax Return.

(g) There are no Liens for Taxes (other than Permitted Liens) on any of Company’s assets or the Company Common Stock.

(h) No payment made or to be made to any individual by reason of the transactions contemplated hereby will constitute an “excess parachute payment” within the meaning of section 280G of the Code.

(i) The Company is not and has not ever been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the period specified in section 897(c)(1)(A)(ii) of the Code.

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(j) The Company is not a party to, or a partner or member of, any joint venture, partnership, limited liability company, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(k) The Company is not a member of a group or consolidation with any other Person for purposes of VAT. None of the Company’s income, deductions, credits, or allowances is subject to adjustment under section 482 of the Code or similar provision of Law relating to Taxes.

(l) The Company is not and has not ever been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(m) The Company has complied in all material respects with all escheat and unclaimed property Laws with respect to funds or property owed to or held for third parties.

(n) The representations and warranties set forth in this Section 6.17 are the Company's sole and exclusive representations and warranties regarding tax matters.

6.18Environmental, Health and Safety Matters. Except as set forth on Schedule 6.18:

(a) The Company is in compliance, in all material respects, with all Environmental, Health and Safety Laws. The Company holds and is in compliance in all material respects with all Permits required to be held by them under Environmental, Health and Safety Laws.

(b) The Company has not received written notice from any third party, including any Authority, that such Company has been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B.

(c) The Company has not released any material amount of Materials of Environmental Concern at or from any Leased Real Property.

(d) There are no underground storage tanks located on the Leased Real Property that (i) are owned or operated by the Company, or (ii) contain any Materials of Environmental Concern.

(e) The representations and warranties set forth in this Section 6.18 are the Company's sole and exclusive representations and warranties regarding environmental, health and safety matters.

6.19 Material Contracts. Schedule 6.19 sets forth a list of all Material Contracts. Except as set forth on Schedule 6.19: (a) each Material Contract is a valid and binding obligation of the Company party thereto, enforceable against such Company party thereto in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ rights generally and by general principles of equity), and (b) none of the Company or, to the Knowledge of the Company, any other party to any Material Contract is in breach or default under any Material Contract in any material respect. No party to any Material Contract has provided written notice to the Company party thereto of any intention to terminate or materially reduce the scope of any Material Contract. To the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default by the Company under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. The Company has provided BAER with access to a true, complete, and correct copy of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder), and, to the Knowledge of the Company, no Material Contract will be impacted, modified or otherwise affected in anyway by the consummation of this Transaction. Further, Knowledge of the Company, the consummation of this Transaction shall not impact, affect or otherwise limit the continued validity, enforceability and operation of each Material Contract from and after the Closing.

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6.20 Transactions With Affiliates. Except for the Organizational Documents of the Company and except as set forth on Schedule 6.20, the Company is not party to any agreement with any Shareholder, officer, director, manager, trustee, member or Affiliate of the Company, except for (a) normal advances to employees consistent with past practice, (b) payment of compensation for employment or reimbursement of expenses to employees consistent with past practice, (c) participation in the Benefit Plans by employees, (d) “at will” employment agreements, and (e) transactions or agreements between or among the Company.

6.21 Absence of Changes. Except as otherwise contemplated by this Agreement or set forth on Schedule 6.21, since the date of the Most Recent Balance Sheet, the Company has conducted its businesses and operations only in the Ordinary Course of Business and has not taken any of the following actions:

(a) alter, change or maintain its operations or assets in a non-serviceable condition, or otherwise manage the Company’s working capital other than in the Ordinary Course of Business;

(b) grant any bonuses to or increase the base wage or salary payable to, or any other components of compensation and employee benefits of, any officer, manager and/or employee of the Company, other than grants or increases in the Ordinary Course of Business;

(c) acquire any properties or assets or sell, assign, transfer, convey, lease, or otherwise dispose of any of the properties or assets of the Company except for transactions less than or equal to $1,000,000 individually or in the aggregate; or

(d)agree or commit to do any of the foregoing.

6.22 Anti-Corruption Matters. Since January 1, 2020, none of the Company or, to the Knowledge of the Company, any manager, officer, employee or agent of the Company has: (a) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Authority; (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or otherwise violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. Since January 1, 2020, the Company has not disclosed to any Authority that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Knowledge of the Company, no Authority is investigating, examining, or reviewing the Company’s compliance with any applicable provisions of any Law relating to anti- corruption or bribery.

6.23 Accounts Receivable; Accounts Payable. Except as set forth in Schedule 6.23: (i) all accounts and notes receivable of the Company represent sales actually made or services actually performed arising from bona fide transactions in the Ordinary Course of Business; and (ii) all accounts and notes payable by the Company arose in bona fide transactions in the Ordinary Course of Business.

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ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Further Assurances. The parties hereto shall take such actions and deliver any and all other instruments and documents required to be delivered pursuant to, or necessary or proper in order to give effect to, all of the terms and provisions of this Agreement. In addition to the foregoing, and in no way in limitation thereof, prior to Closing the Company shall cooperate with BAER in contacting each Authority or subdivisions thereof, as determined reasonably necessary by BAER to ensure the continued validity of, and to determine and provide information which may be required in order to ensure the continued validity of, any Permits of the Company from and after the Closing due to the change in ownership of the Shares.

7.2 Publicity. Except as otherwise set forth in this Section 7.2, no public release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance written approval thereof from BAER and the Company Representative (which, after the Closing, shall not be unreasonably withheld). BAER and the Company Representative shall cooperate in issuing any press release or other public announcement concerning this Agreement or the transactions contemplated hereby. BAER and the Company Representative shall each furnish to the other drafts of all such press releases or announcements prior to their release. Nothing contained in this Section 7.2 shall prevent (a) any party hereto from at any time furnishing any information to any Authority or from making any conjectures required under applicable Law, including the Securities Exchange Act, or under the rules and regulations of any national securities exchange on which such party’s equity securities, or the equity securities of such party’s ultimate BAER entity, are listed; (b) subject to the terms and restrictions of the Confidentiality Agreement as though BAER, BAER and Shareholders were party thereto and bound by the obligations of and restrictions applicable to Bridger Aerospace Group Holdings, Inc. thereunder (with respect to Merger Sub and BAER) and the obligations of and restrictions applicable to the Company thereunder (with respect to Shareholders), any party hereto from furnishing any information concerning the transactions contemplated hereby to such party’s equity owners, Affiliates or other Representatives who have a need to know such information; (c) Company Representative or Shareholders from communicating with other potential acquirers of the Company that a definitive agreement has been entered into so long as the identity of BAER and specific terms of this Agreement are not disclosed; or (d) Company Representative or Shareholders from communicating with Persons from whom consent or approval is required for the transactions contemplated by this Agreement to be completed so long as the specific terms of this Agreement are not disclosed.

7.3               Business Records; Support.

(a) BAER acknowledges that the business records of the Company relating its operations prior to Closing will remain the property of the Company following the Closing in connection with the consummation of the transactions contemplated hereby, and that Shareholders may from time to time require access to or copies of such records. BAER agrees that, upon reasonable prior notice from a Shareholder, it shall, during normal business hours, provide or cause to be provided to Shareholder access to or copies of such records. BAER agrees that it shall not (and shall cause each of its Affiliates, including the Company, not to), within six years after the Closing Date, destroy any material business records of the Company prepared prior to the Closing.

(b) Following the Closing, the Company Representative, on behalf of the Shareholders, shall, and shall cause the Representatives of the Company prior to the Closing to, at BAER’s sole cost and expense with respect to any out-of-pocket costs incurred by Company Representative or the Shareholders, provide reasonable support to BAER and the Company with respect to preparation of the Company’s financial statements for fiscal year 2024 and the audit thereof, as necessary.

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7.4 Investigation; No Reliance by BAER.

(a) Each of BAER and Merger Sub acknowledges that (i) it and its Representatives have undertaken an independent investigation, examination, analysis and verification of the Company and the business, assets, operations, financial condition and prospects of the Company, including BAER’s own estimate of the value of the business of the Company; (ii) it has received and had an opportunity to review all requested information regarding the business and the assets, liabilities, financial condition, cash flow and operations of the Company; (iii) all materials and information requested by BAER have been provided to BAER to BAER’s reasonable satisfaction; and (iv) it has undertaken such due diligence (including a review of the assets, liabilities, books, records and contracts of the Company) as BAER deems adequate, including that described above.

(b) In connection with such investigation, BAER and its Representatives have received from or on behalf of Shareholders and/or the Company certain estimates, budgets, forecasts, plans and financial projections (collectively, “Company Forward-Looking Statements”). BAER acknowledges that (x) there are uncertainties inherent in making the Company Forward-Looking Statements, (y) it is familiar with such uncertainties, and (z) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Company Forward-Looking Statements so furnished to it and its Representatives (including the reasonableness of the assumptions underlying the Company Forward-Looking Statements where such assumptions are explicitly disclosed). None of Shareholders, the Company nor any other Person is making any representation or warranty with respect to or will have or be subject to any liability to BAER, or any other Person resulting from, the delivery to BAER, or its use of, the Company Forward-Looking Statements. The Company Forward-Looking Statements shall not be deemed to include, and the provisions of this Section 7.4(b) shall not apply to, the representations and warranties of Company and the Shareholders set forth in this Agreement or in the Transaction Documents.

(c) In connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, BAER has not relied upon, and BAER expressly waives and releases Shareholders and the Company Representative from any liability for any claims (including claims based upon fraudulent inducement) relating to or arising from, any representation, warranty, statement, advice, document, projection or other information of any type provided by Shareholders, the Company Representative, the Company or their Affiliates or any of their Representatives, except for those representations and warranties of Shareholders expressly set forth in Article V and of the Company expressly set forth in Article VI.

7.5 Exculpation and Indemnification of Managers and Officers.

(a) All rights to indemnification, exculpation and expense reimbursement protection by the Company existing in favor of current or former directors, managers and/or officers of the Company (the “D&O Indemnified Persons”) for their acts and omissions occurring prior to the Closing, as provided by applicable Law and in the Company’s Organizational Documents (as in effect as of the date of this Agreement), shall survive the Closing and shall be observed by BAER and the Company to the fullest extent available under applicable Law, and any claim made requesting indemnification pursuant to such indemnification rights shall continue to be subject to this Section 7.5(a) and the indemnification rights provided under this Section 7.5(a) until disposition of such claim.

(b) From the Closing until the sixth (6th) anniversary of the Closing Date, the Company shall indemnify, defend and hold harmless each D&O Indemnified Person in his or her capacity as an officer, a manager and/or a director of the Company against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such D&O Indemnified Person as an officer, a manager and/or a director of the Company, to the extent arising out of or pertaining to any and all matters pending, existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing (other than any such matter arising under any claim with respect to the transactions contemplated herein), and in each case, to the extent such defense is provided by applicable Law or in the Company’s Organizational Documents (as in effect as of the date of this Agreement).

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(c) For a period of six (6) years after the Closing Date, BAER shall not permit the Company to amend, repeal or modify any provision in its Organizational Documents relating to exculpation or indemnification of present or former D&O Indemnified Persons, as applicable, holding office prior to the Closing Date (unless required by Law or in order to cause such provisions to be consistent with similar provisions of BAER’s Organizational Documents), it being the intent of the parties hereto that the D&O Indemnified Persons of the Company prior to the Closing shall continue to be entitled to such exculpation and indemnification to the greatest extent permitted under the Laws of the State of Delaware and the Organizational Documents of BAER.

(d) In the event the Company (i) consolidates or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, BAER shall ensure that the successors and assigns thereof assume the obligations set forth in this Section 7.5.

(e) For a period of six (6) years after the Closing, BAER will cause the Company to continue in effect each indemnification agreement with each Employee, each former employee of the Company, and each manager and former manager of the Company who, prior to the Closing, were party to an indemnification agreement with the Company; provided, however, that BAER shall not be restricted from changes to any such agreements in order to cause them to be consistent with BAER’s Organizational Documents.

(f) The parties acknowledge and agree that nothing in this Section 7.5 shall be interpreted or applied in any manner that would affect the rights and remedies of the BAER Indemnitees set forth in Article VIII or otherwise in this Agreement.

7.6 Limitation of Representations and Warranties. Except for the representations and warranties expressly set forth in Article V, the Shareholders are not making and shall not be deemed to have made any other representations or warranties, written or oral, statutory, express or implied, concerning the Company Common Stock, the Company, or the businesses, assets or liabilities of the Company. Except for the representations and warranties expressly set forth in Article VI, the Company is not making and shall not be deemed to have made any other representations or warranties, written or oral, statutory, express or implied, concerning the Company Common Stock, the Company, or the businesses, assets or liabilities of the Company. BAER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SHAREHOLDERS HAVE NOT MADE, AND SHAREHOLDERS HEREBY EXPRESSLY DISCLAIM AND NEGATE, AND BAER HEREBY EXPRESSLY WAIVES AND DISCLAIMS RELIANCE UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO, AND BAER HEREBY EXPRESSLY WAIVES AND RELINQUISHES ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION AGAINST, THE COMPANY, SHAREHOLDERS AND THEIR REPRESENTATIVES IN CONNECTION WITH, THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) OR DOCUMENTS FURNISHED OR MADE AVAILABLE TO BAER AND ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY OR SHAREHOLDERS INCLUDING COMPANY FORWARD- LOOKING STATEMENTS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF SHAREHOLDERS NOR THE COMPANY IS MAKING ANY REPRESENTATION OR WARRANTY TO BAER WITH RESPECT TO ANY COMPANY FORWARD-LOOKING STATEMENTS OR THE INFORMATION SET FORTH IN ANY SUMMARY, TEASER, CONFIDENTIAL INFORMATION MEMORANDUM OR MANAGEMENT PRESENTATION DELIVERED TO BAER OR ITS REPRESENTATIVES.

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7.7 Plant Closings and Mass Layoffs. BAER shall not and shall cause the Company not to take any action following the Closing that could result in liability to Shareholders, or any of them, under the Worker Adjustment and Retraining Notification Act, as amended, without complying with such Act.

7.8 Domain Names; Use of Acquired Trademarks. All links between any domain names of any of Shareholders or any of their Affiliates and any domain names of the Company shall be removed promptly after the Closing. As soon as commercially practicable after the Closing, Shareholders shall take all actions necessary to remove or delete links to complete these actions. To the extent that Shareholders or any of their Affiliate’s control or possess any websites or other property of the Company, Shareholders shall, promptly after Closing, cause the control or possession of such websites or other property to be provided to BAER. Each Shareholder acknowledges that, after the Closing the Company will own all trademarks and service marks included in the company name of each Company (the “Acquired Trademarks”). After the Closing, no Shareholder or any of Shareholders’ members or Affiliates shall use the Acquired Trademarks for any commercial business purpose or represent that it is or they are, or otherwise hold itself or themselves out as being, affiliated with BAER or the Company.

7.9 Employees; Benefit Plans.

(a) With respect to any employee benefit plan maintained by BAER or its Affiliates (collectively, “BAER Benefit Plans”) in which any Employees will participate effective as of or after the Closing, BAER shall recognize (or shall cause the respective Company or their Affiliate to recognize, as applicable), all service of the Employees with Company as if such service were with BAER, for eligibility purposes in any BAER Benefit Plan in which such Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan.

(b) BAER shall assume responsibility for providing, or causing to be provided, COBRA notice and coverage to any M&A qualified beneficiaries (within the meaning of Treas. Reg. Section 54.4980B-9, Q/A-4) who experience a qualifying event after the Closing. BAER shall assume responsibility for providing, or causing to be provided, any remaining period of COBRA coverage for any qualified beneficiaries who experienced a qualifying event prior to the Closing and who were formerly employed by Company; provided that the Company shall cooperate and provide information relating to the continuation coverage to be provided and shall have timely provided COBRA notices to any such qualified beneficiaries if the qualifying event happened prior to or on the Closing Date.

(c) This Section 7.9 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.9, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.9. Nothing contained herein, express, or implied, shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement.

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7.10 Intercompany Payables or Receivables. Shareholders shall cause any outstanding payables or receivables of the Company, to or from any Shareholder, or any Affiliate of any to be settled in full prior to the Closing.

7.11 Release.

(a) Effective as of the Closing, each Shareholder, on behalf of itself and each of its respective members (each, a “Releasing Party”), hereby unconditionally and irrevocably and forever releases and discharges the Company and their respective successors and assigns, and any present or former directors, managers, officers, employees, agents, lenders, investors, partners, principals, members, shareholders or equity holders of any of the foregoing Persons (each, a “Released Party”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, covenants, liabilities, suits, judgments, losses, actions and causes of action, obligations, accounts, and Liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in Contract, direct or indirect, at law or in equity that such Releasing Party ever had, now has, or ever may have or claim to have against any Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing (including in respect of the management or operation of the Company) (collectively, the “Released Claims”); provided, however, that this release expressly does not extend to, and shall not be interpreted to in any way release, waive, impair or limit any claims or rights of Shareholders for indemnification or otherwise relating to (a) any breach or alleged breach of this Agreement or any Transaction Document or any of the provisions set forth herein or therein or (b) any rights to receive compensation or other benefits that are reflected in Closing Net Working Capital, or otherwise set forth in or arising under any provisions of this Agreement including Section 7.5 (Exculpation and Indemnification of Managers and Officers), or the other Transaction Documents, none of which shall be Released Claims.

(b) The Releasing Parties hereby irrevocably covenant to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting, or causing to be commenced, any proceeding of any kind against any Released Party, based upon any matter purported to be released hereby by the Releasing Parties.

(c) Each Shareholder represents that such Shareholder has made no assignment, conveyance, or transfer of any kind of any Released Claim released pursuant to this Section 7.11. Each Shareholder acknowledges and intends that this Section 7.11 shall be effective as a bar to each Released Claim released hereby.

7.12 Transfer Restrictions.

(a) During the Lock-Up Period, no Shareholder or its Affiliates shall offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or distribute any shares of BAER Common Stock that are BAER Share Consideration, whether owned directly by such Shareholder or with respect to which such Shareholder has beneficial ownership within the rules and regulations of the SEC (the “Restricted Securities”), other than any transfer to an Affiliate of such Shareholder or to a Permitted Transferee (as defined below), as applicable. The foregoing restriction is expressly agreed to preclude each Shareholder and its Affiliates, as applicable, from engaging in any hedging or other transaction with respect to Restricted Securities which is designed to, or which reasonably could be expected to lead to or result in a sale or disposition of the Restricted Securities even if such Restricted Securities would be disposed of by someone other than such Shareholder. Such prohibited hedging or other transactions include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Restricted Securities of the applicable Shareholder, or with respect to any security that includes, relates to, or derives any significant part of its value from, such Restricted Securities. “Lock-Up Period” shall mean the period commencing on the date of issuance of the Restricted Securities and ending on the earlier of (A) each monthly anniversary of such issuance with respect to each (1/18th) of a Shareholder’s aggregate Restricted Securities granted at the Closing; (B) each monthly anniversary of such issuance with respect to each (1/18th) of a Shareholder’s Restricted Securities granted pursuant to Section 2.3; or (C) the date on which BAER completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of BAER’s stock holders having the right to exchange their shares of BAER Common Stock for cash, securities or other property. During the Lock-Up Period, the Restricted Securities shall be maintained in the name of the Shareholders at BAER’s transfer agent Continental Stock Transfer & Trust Company (or its successor agent).

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(b) Each Shareholder hereby represents and warrants, except as contemplated by this Section 7.12, for the duration of the Lock-Up Period such Shareholder will have good and marketable title to its Restricted Securities, free and clear of all liens, encumbrances, and claims that could impact the ability of such Shareholder to comply with the foregoing restrictions. Each Shareholder agrees and consents to the entry of stop transfer instructions with BAER’s transfer agent and registrar against the transfer in violation of this Section 7.12 of any Restricted Securities during the Lock-Up Period.

(c) Notwithstanding the provisions set forth in Sections 7.12(a) and 7.12(b), with respect to Registrable Securities (including Restricted Securities) that are held by any Shareholder or any of its respective Permitted Transferees, such Persons are permitted to:

(i) in the case of an entity, transfer to a stockholder, partner, member or affiliate of such entity;

(ii) in the case of an individual, transfer by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii) in the case of an individual, transfer by virtue of laws of descent and distribution upon death of the individual;

(iv) in the case of an individual, transfer pursuant to a qualified domestic relations order, court order, or in connection with a divorce settlement;

(v) in the case of an entity, transfer by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(vi) transfer to the extent required by applicable law, statute, ordinance, treaty, regulation or legal or self-regulatory requirement or to the extent requested by any governmental or self-regulatory authority exercising authority over such Shareholder; and

(vii) enter into transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of BAER’s stockholders having the right to exchange their shares of BAER Common Stock for cash, securities, or other property; the transferee of each of the foregoing clauses (i) through (vi) being a “Permitted Transferee”; provided, however, that in the case of each of the foregoing clauses (i) through (v), these Permitted Transferees must enter into a written agreement with BAER agreeing to be bound by the transfer restrictions herein (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Shareholder and not to the immediate family of the transferee), agreeing to be bound by these transfer restrictions. For purposes of this Section 7.12, “immediate family” shall mean a spouse, domestic partner, child, grandchild, or other lineal descendant (including by adoption), father, mother, brother or sister of the Shareholder; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act.

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7.13 Registration Rights.

(a) Not later than 75 days after the Closing Date, at its expense, BAER shall prepare and file with the SEC a Registration Statement on Form S-3, or if Form S-3 is not then available to BAER, on Form S-1 or any successor form thereto and covering all BAER Share Consideration providing for the resale pursuant to Rule 415 promulgated under the Securities Act (or any successor or similar provision adopted by the Commission then in effect, “Rule 415”) of the BAER Share Consideration and shall use its best efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, and ten (10) Business Days after BAER is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review. At least ten (10) Business Days prior to the first anticipated filing date of the Registration Statement pursuant to this Section 7.13(a), BAER shall notify each Shareholder in writing of the information reasonably necessary about such Shareholder or, prior to the Closing, the Company to include such Shareholder’s Registrable Securities in the Registration Statement. Notwithstanding anything else in this Agreement, where BAER timely provides such notice to the Shareholders, BAER shall not be obligated to include such Shareholder’s Registrable Securities to the extent BAER has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the third Business Day prior to the first anticipated filing date of the Registration Statement pursuant to this Section 7.13(a).

(b) BAER will use its best efforts to maintain the continuous effectiveness of the Registration Statement, including, inter alia, preparing and promptly filing with the SEC such amendments, post-effective amendments and supplements to the Registration Statement and the Prospectus used in connection therewith as may be as may be necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities until all shares of BAER Common Stock constituting the BAER Share Consideration cease to be Registrable Securities or such shorter period upon which all Shareholders with Registrable Securities included in the Registration Statement have notified BAER that such Registrable Securities have actually been sold. BAER will use its best efforts to (i) cause the removal of all restrictive legends from any shares of BAER Common Stock being sold under the Registration Statement or (to the extent available) pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the SEC, “Rule 144”) at the time of sale of such Registrable Securities and, at the request of a Shareholder following the expiration of the Lock-Up Period, cause the removal of all restrictive legends from any Registrable Securities held by such Shareholder that may be sold by such Shareholder without restriction under Rule 144, including, any volume and manner of sale restrictions, and (ii) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (i) upon the receipt of such supporting documentation, if any, as reasonably requested by such counsel. “Registrable Securities” shall mean, as of any date of determination, the BAER Share Consideration and any other equity security issued or issuable with respect to BAER Share Consideration by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, provided, however, that such securities shall cease to be Registrable Securities at the earliest of (A) the third anniversary of the effective date of the Registration Statement, (B) the date all BAER Share Consideration held by a Shareholder may be sold by such Shareholder without volume or manner of sale limitations pursuant to Rule 144 and without the requirement for BAER to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as set forth in a written opinion letter to such effect, addressed, delivered and reasonably acceptable to the applicable transfer agent and the holders of such BAER Share Consideration, (C) the date on which all of a Shareholder’s BAER Share Consideration has actually been sold by such Shareholder, or (D) when all of such Shareholder’s BAER Share Consideration shall have ceased to be outstanding.

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(c) At its expense, BAER shall:

(i) advise the Shareholders within two Business Days: (A) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (B) of the receipt by BAER of any notification with respect to the suspension of the qualification of the BAER Share Consideration included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (C) the occurrence of any event that requires the making of any changes in any Registration Statement or the prospectus forming a part thereof so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus, in the light of the circumstances under which they were made) not misleading (any such event in this clause (C), a “Misstatement”). BAER shall then correct such Misstatement as promptly as is reasonably practicable. Notwithstanding anything to the contrary set forth herein, BAER shall not, when so advising the Shareholders of such events, provide the Shareholders with any material, nonpublic information regarding BAER other than to the extent that providing notice to the Shareholders of the occurrence of the events listed in (A) through (C) above constitutes material, nonpublic information regarding BAER;

(ii) use its best efforts to obtain the withdrawal of any stop order by the SEC suspending the effectiveness of any Registration Statement as promptly as reasonably practicable;

(iii) upon the occurrence of any event contemplated in Section 7.13(c)(i), except for such times as BAER is permitted hereunder to suspend, and has suspended, the use of the Prospectus forming part of the Registration Statement, BAER shall use its best efforts to as promptly as reasonably practicable prepare a post-effective amendment to the Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to BAERs of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

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(iv) use its best efforts to cause all Registrable Securities to be listed on each securities exchange or market, if any, on which the BAER Common Stock is then listed; and

(v) in good faith cooperate reasonably with, and take such customary actions as may reasonably be requested by, the Shareholders in connection with the Registration of the resale of the Registrable Securities.

(d) BAER shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require any Shareholder not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by BAER or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, BAER’s board of directors reasonably believes, would require additional disclosure by BAER in the Registration Statement of material information that BAER has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of BAER’s board of directors, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that BAER may not delay or suspend the effectiveness or use of the Registration Statement for more than sixty (60) consecutive calendar days in any one instance or more than 120 total calendar days, in each case during any 12- month period. Upon receipt of any written notice from BAER of the happening of any Suspension Event (which notice shall not contain material non-public information) during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, each Shareholder agrees that (i) it will immediately discontinue offers and sales of the Registrable Securities under the Registration Statement (excluding sales conducted pursuant to Rule 144) until such Shareholder receives copies of a supplemental or amended prospectus (which BAER agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by BAER that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by BAER unless otherwise required by Law or subpoena. If so directed by BAER, each Shareholder will deliver to BAER or, in such Shareholder’s sole discretion, destroy all copies of the prospectus covering the Registrable Securities in such Shareholder’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Securities shall not apply (i) to the extent such Shareholder is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

(e) Each Shareholder shall (severally, but not jointly) indemnify, defend and hold harmless BAER and any of their respective officers, directors, partners, members, managers, investment advisers and employees, and each person who controls BAER (within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act), to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) and expenses that arise out of or are based upon any violation or alleged violation by BAER of the Securities Act, Securities Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 7.13 to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding the Shareholder or furnished or confirmed in writing to BAER by such Shareholder expressly for use therein or such Shareholder has omitted a material fact from such information or otherwise violated the Securities Act, the Securities Exchange Act or any state securities Law or any rule or regulation thereunder; provided, however, that the obligation to indemnify shall be in proportion to and limited to the net proceeds received by such Shareholder from the sale of Registrable Securities pursuant to such Registration Statement.

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(f) With a view to making available to each Shareholder the benefits of Rule 144, BAER agrees, until a Shareholder no longer holds Registrable Securities, to:

(i) make and keep public information available, as those terms are understood and defined in Rule 144;

(ii) file with the SEC in a timely manner all reports and other documents required of BAER under the Securities Exchange Act so long as BAER remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

(iii) furnish to each Shareholder, promptly upon request a written statement by BAER, if true, that it has complied with the reporting requirements of Rule 144 and the Exchange Act.

7.14 Assignment. Prior to the expiration of the Lock-Up Period, no Shareholder who is subject to any such Lock-Up Period may assign or delegate such Shareholder’s rights, duties or obligations under Sections 7.12 and 7.13, in whole or in part, in violation of the Lock-Up Period, except in connection with a transfer of Registrable Securities by such Shareholder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound as a Shareholder by equivalent transfer restrictions as such Registrable Securities were subject to prior to such assignment or delegation as set forth in this Agreement. No assignment by any Shareholder of such Shareholder’s rights, duties and obligations under Sections 7.12 and 7.13 shall be binding upon or obligate BAER unless and until BAER shall have received (i) written notice of such assignment in accordance with Section 10.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to BAER, to be bound by the terms and provisions of Sections 7.12 and 7.13 (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment of such Shareholder’s rights, duties or obligations under Sections 7.12 and 7.13 made other than as provided in this Section 7.14 shall be null and void.

7.15 Investigation; No Reliance by Shareholders.

(a) Each Shareholder acknowledges that (i) it and its Representatives have undertaken an independent investigation, examination, analysis and verification of BAER and the business, assets, operations, financial condition and prospects of BAER, including such Shareholder’s own estimate of the value of the business of BAER; (ii) it has received and had an opportunity to review all requested information regarding the business and the assets, liabilities, financial condition, cash flow and operations of BAER; (iii) all materials and information requested by such Shareholder have been provided to such Shareholder to such Shareholder’s reasonable satisfaction; and (iv) it has undertaken such due diligence (including a review of the assets, liabilities, books, records and contracts of BAER) as such Shareholder deems adequate, including that described above.

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(b) In connection with such investigation, each Shareholder and its Representatives have received from or on behalf of BAER and/or BAER certain estimates, budgets, forecasts, plans and financial projections (collectively, the “BAER Forward-Looking Statements”). Each Shareholder acknowledges that (x) there are uncertainties inherent in making the BAER Forward- Looking Statements, (y) it is familiar with such uncertainties, and (z) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all BAER Forward-Looking Statements so furnished to it and its Representatives (including the reasonableness of the assumptions underlying the BAER Forward-Looking Statements where such assumptions are explicitly disclosed). None of BAER, Merger Sub, nor any other Person is making any representation or warranty with respect to or will have or be subject to any liability to any Shareholder, or any other Person resulting from, the delivery to any Shareholder, or its use of, the BAER Forward-Looking Statements. The BAER Forward-Looking Statements shall not be deemed to include, and the provisions of this Section 7.15(b) shall not apply to, the representations and warranties of BAER or the Merger Sub set forth in this Agreement or in the Transaction Documents.

(c) In connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, no Shareholder has relied upon, and each Shareholder expressly waives and releases Merger Sub and BAER from any liability for any claims (including claims based upon fraudulent inducement) relating to or arising from, any representation, warranty, statement, advice, document, projection or other information of any type provided by BAER, Merger Sub, or their respective Affiliates or any of their respective Representatives, except for those representations and warranties of Merger Sub and/or BAER expressly set forth in Article IV.

7.16 Limitation of Representations and Warranties. Except for the representations and warranties expressly set forth in Article IV, Merger Sub and BAER are not making and shall not be deemed to have made any other representations or warranties, written or oral, statutory, express or implied, concerning the BAER Share Consideration, BAER, or the businesses, assets or liabilities of BAER. EACH SHAREHOLDER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, MERGER SUB AND BAER HAVE NOT MADE, AND MERGER SUB AND BAER HEREBY EXPRESSLY DISCLAIM AND NEGATE, AND EACH SHAREHOLDER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO, AND EACH SHAREHOLDER HEREBY EXPRESSLY WAIVES AND RELINQUISHES ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION AGAINST, BAER, BAER, AND THEIR REPRESENTATIVES IN CONNECTION WITH, THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) OR DOCUMENTS FURNISHED OR MADE AVAILABLE TO ANY SHAREHOLDER OR ITS REPRESENTATIVES BY OR ON BEHALF OF MERGER SUB OR BAER INCLUDING BAER FORWARD-LOOKING STATEMENTS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NEITHER BAER NOR BAER IS MAKING ANY REPRESENTATION OR WARRANTY TO ANY SHAREHOLDER WITH RESPECT TO ANY BAER FORWARD LOOKING STATEMENTS OR THE INFORMATION SET FORTH IN ANY SUMMARY, TEASER, CONFIDENTIAL INFORMATION MEMORANDUM OR MANAGEMENT PRESENTATION DELIVERED TO ANY SHAREHOLDER OR REPRESENTATIVES OR AFFILIATES OF A SHAREHOLDER.

7.17Covenant Not to Compete or Solicit Business; Confidential Nature of Information.

(a) Subject to the provisions of this Section 7.17, in furtherance of the sale of the Shares to BAER hereunder by virtue of the transactions contemplated hereby and to protect more effectively the value and goodwill of the Company being sold to BAER for four (4) years following the Closing (the “Restricted Period”), no Restricted Shareholder shall, directly or indirectly (whether as principal, agent, independent contractor, partner, or otherwise):

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(i) own a majority equity position, manage, operate, or control in the United States a business that directly competes with any products offered by the Company;

(ii) solicit, induce, or attempt to persuade any agent, supplier, customer or prospective customer of the Company to terminate, reduce or limit or not enter into its agency or business relationship with the Company; or

(iii) hire, solicit, induce or attempt to persuade or assist any person who is or was an employee of the Company during the twelve (12) month period before the Closing to leave the employment of BAER or any of its Affiliates (including the Company) or assist any such employee in finding new employment opportunities; provided, however, that the foregoing restriction shall not prohibit a general solicitation through the media that is not targeted at employees of the Company or the Company Affiliates, or with respect to any such employee who left such employment at least six months prior (and without otherwise violating this provision above); or

(iv) make (or cause to be made) to any Person any disparaging, derogatory or other negative or false statement about the Company, BAER, or any of BAER’s Affiliates; provided, however, that nothing set forth in this Section 7.17 shall prohibit a Restricted Shareholder from owning not in excess of 5% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange.

(b) Notwithstanding any other provision in this Agreement, the covenants set forth in Section 7.17(a) shall expire and be of no further force or effect with respect to each Restricted Shareholder upon the earlier of: (i) the expiration of the Restricted Period, (ii) the date that is one (1) year after the termination of such Restricted Shareholder’s service with the Company (as an employee, consultant, or independent contractor) by the Company for any reason other than Cause; or (iii) upon and following the occurrence of an Insolvency Event with respect to the Company or BAER.

(c) From and after the Closing, Shareholders shall, and shall cause Shareholders’ agents and other representatives to, hold, in confidence any information, whether written or oral, concerning the Company and not use any such information for any purpose other than as specified in this Agreement or in connection with their continued employment relationship with the Company (if any), except to the extent that such information (a) is generally available to and known by the public through no fault of Shareholders, any of its Affiliates or their employees, agents and other representatives; or (b) is lawfully acquired by Shareholder from and after the Closing from sources which are not to Shareholders’ actual Knowledge prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Shareholders or any of its agents and other representatives are compelled to disclose any information by judicial or administrative process or by other Laws, Shareholders shall (to the extent legally permissible) promptly notify BAER in writing and shall disclose only that portion of such information which it is advised by counsel is legally required to be disclosed, provided that Shareholders shall use reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

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(d) If a Shareholder violates any of its obligations under this Section 7.17, BAER may proceed against such Shareholder in law or in equity for such damages or other relief as a court may deem appropriate. Shareholder hereby acknowledges that a violation of this Section 7.17 may cause BAER irreparable harm which may not be adequately compensated for by money damages. Shareholder therefore agrees that in the event of any actual or threatened violation of this Section 7.17, BAER shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against Shareholder to prevent any violations of this Section 7.17, without the necessity of posting a bond. The prevailing party in any action commenced under this Section 7.17 shall also be entitled to receive reasonable attorneys’ fees and court costs. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 7.17, any term, restriction, covenant or promise in this Section 7.17 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

7.18 Disclosure Schedules Updates. Notwithstanding anything to the contrary in this Agreement, the Company shall have the right to amend or supplement any Disclosure Schedules from time to time without BAER’s consent to the extent that (whether or not the facts or circumstances arose before or after the Effective Date) the Disclosure Schedules need to be amended or supplemented to maintain the truth or accuracy of the applicable representation or warranty or the information disclosed therein, by providing a written copy of such amendment or supplement to BAER. If at any time prior to the Closing the Company makes any such amendment or supplement to the Disclosure Schedules (each, a “New Disclosure Item”), and such New Disclosure Item would, in BAER’s good faith determination, result in a Material Adverse Effect with respect to the Company, then BAER, as its sole remedy under this Agreement (and Article VIII remedies shall be inapplicable thereto), shall have the right to terminate this Agreement. Any such election to terminate this Agreement shall be made by BAER by written notice thereof given to the Company not later than five (5) Business Days after BAER’s receipt of notice from the Company of such New Disclosure Item (but, in any event, prior to the Closing), provided that any election by BAER to terminate this Agreement shall not be effective unless the Company fails to cure the fact or circumstance giving rise to the Material Adverse Effect resulting from such New Disclosure Item within thirty (30) days following the delivery of BAER’s termination notice. If the Company elects to cure the fact or circumstance giving rise to such New Disclosure Item following BAER’s timely delivery of termination notice, the Company shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days) for the purpose of pursuing and completing such cure.

7.19 Bank Stock. As soon as reasonably practicable following the Closing, the Company Representative shall use commercially reasonable efforts to cause the Bank Stock to be recertificated in the name of the Company or otherwise take action to provide the Company with the benefits of the Bank Stock, as determined by the mutual agreement of BAER and the Company Representative, cooperating and negotiating in good faith.

ARTICLE VIII

REMEDIES FOR BREACH OF THIS AGREEMENT

8.1 Survival. The representations, warranties, covenants and agreements contained in this Agreement shall be deemed and construed to be continuing representations, warranties, covenants and agreements and shall survive the Closing; provided, however, that the representations and warranties of all parties to this Agreement shall, except as set forth in the remainder of this Section 8.1, expire and be of no further force or effect on the date which is eighteen (18) months after the Closing Date; provided further, that (a) the Fundamental Representations shall survive for the applicable statutory limitations period (including all periods of extension, to the extent applicable); (b) Section 6.17 (Tax Matters) shall survive until sixty (60) days after the expiration of the applicable statute of limitations (including all periods of extensions, to the extent applicable); (c) Section 6.18 (Environmental, Health and Safety Matters) shall survive for two (2) years after the Closing Date; (d) the other provisions of this Agreement in which a time period is specified shall survive for the period specified therein; (e) the obligations of BAER under Section 7.13 hereof shall continue for the time period specified therein; and (f) unless otherwise indicated, the covenants and agreements set forth in this Agreement shall survive the Closing until they have been performed or satisfied.

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8.2 Indemnification.

(a) By Shareholders. Subject to the terms and conditions set forth herein, from and after the Closing, the Shareholders (severally and not jointly) shall indemnify and hold harmless the BAER Indemnitees from and against any Damages which any such BAER Indemnitee shall suffer, sustain or become subject to, as a result of or with respect to (i) the breach of any of the representations and warranties made by Company in Article VI, (ii) the breach by the Company of any of its covenants or agreements contained in this Agreement, or (iii) Pre-Closing Taxes (other than Excluded Taxes) that have not otherwise been paid on or prior to the Closing Date.

(b) By Individual Shareholders. Subject to the terms and conditions set forth herein, from and after the Closing, each Shareholder (severally and not jointly) shall indemnify and hold harmless the BAER Indemnitees from and against any Damages which any such BAER Indemnitee shall suffer, sustain or become subject to, as a result of or with respect to the breach by such Shareholder of any of the individual representations and warranties made by such Shareholder in Article V.

(c) By BAER. Subject to the terms and conditions set forth herein, from and after the Closing, BAER and Merger Sub, jointly and severally, shall indemnify and hold harmless the Shareholder Indemnitees from and against any Damages which any such Shareholder Indemnitee shall suffer, sustain or become subject to, as a result of or with respect to (i) the breach by BAER or Merger Sub of any of the representations and warranties made in Article VI, or (ii) the breach by BAER or Merger Sub of any of their respective covenants or agreements contained in this Agreement.

8.3 Third Party Claims.

(a) If any BAER Indemnitee desires to make a claim against any Shareholder, or any Shareholder Indemnitee desires to make a claim against BAER or Merger Sub (such BAER Indemnitee or Shareholder Indemnitee, an “Indemnified Person”), under Section 8.2 in connection with any action, suit, proceeding or demand at any time instituted against or made upon such Indemnified Person by any third party for which such Indemnified Person may seek indemnification hereunder (a “Third Party Claim”), such Indemnified Person shall promptly notify in writing, in the case of a claim under Section 8.2(a) or 8.2(b), the relevant Shareholder, or, in the case of a claim under Section 8.2(c), BAER or Merger Sub (in each case, an “Indemnifying Party”), of such Third Party Claim and of the Indemnified Person’s claim of indemnification with respect thereto; provided, however, that the failure to so notify or delay in notification shall not relieve the Indemnifying Party of its obligations hereunder, except and only to the extent that the Indemnifying Party is prejudiced by such failure or delay. The Indemnifying Party shall have 30 days after receipt of such notice to notify such Indemnified Person if the applicable Indemnifying Party has elected to assume the defense of such Third Party Claim. If the applicable Indemnifying Party elects to assume the defense of such Third Party Claim, such Indemnifying Party shall be entitled at its own expense to conduct and control the defense and settlement of such Third Party Claim through counsel of its own choosing (reasonably acceptable to the applicable Indemnified Person) on behalf of the applicable Indemnified Person. The Indemnified Person shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Person, provided that if in the reasonable opinion of counsel to the Indemnified Person there exists a conflict of interest between the Indemnifying Party and the Indemnified Person that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Person in each jurisdiction for which the Indemnified Person reasonably determines separate counsel is required due to such conflict of interest. If the Indemnifying Party fails to notify the Indemnified Person within 30 days after receipt of notice from the Indemnified Person of a Third Party Claim that the applicable Indemnifying Party has elected to assume the defense of such Third Party Claim or fails to diligently defend such Third Party Claim, the Indemnified Person shall be entitled to assume the defense of such Third Party Claim at the expense of the applicable Indemnifying Party through counsel reasonably acceptable to the Indemnifying Party; provided, however, that neither the Indemnified Person nor the Indemnifying Party may compromise or settle any Third Party Claim except as provided in Section 8.3(b).

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(b) Any compromise, settlement or offer of settlement of any Third Party Claim of which the applicable Indemnifying Party has elected to assume the defense shall require the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, conditioned, or delayed. Unless such consent is obtained, the applicable Indemnifying Party shall continue the defense of such claim; provided, however, that, if any Indemnified Person refuses its consent to a bona fide offer of settlement that the applicable Indemnifying Party wishes to accept and that involves no payment of money by such Indemnified Person, and further involves no limitation on the future operation of the business of the Company, and that releases such Indemnified Person from all liability in connection with such claim, the applicable Indemnifying Party may reassign the defense of such claim to such Indemnified Person, who may then continue to pursue the defense of such matter, free of any participation by the Indemnifying Party, at the sole cost and expense of such Indemnified Person. In such event, the obligation of the applicable Indemnifying Party with respect thereto shall not exceed the lesser of (i) the amount of the offer of settlement that such Indemnified Person refused to accept or (ii) the aggregate Damages of the Indemnified Person with respect to such claim, including the costs of defense after reassignment of the defense of such claim to the Indemnified Person. Any compromise, settlement or offer of settlement of any Third Party Claim of which the applicable Indemnifying Party has not elected to assume the defense or has reassigned the defense to the Indemnified Person shall require the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned, or delayed. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any Third Party Claim, including the Indemnified Person providing the Indemnifying Party with access to the Indemnified Person’s records and personnel relating to any Third Party Claim during reasonable hours under the circumstances.

(c) If the Indemnifying Party makes any payment on any Third Party Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Person to any insurance benefits or other claims of the Indemnified Person with respect to such Third Party Claim.

(d) To the extent of any inconsistency between this Section 8.3 and Section 9.6 (Tax Contests), Section 9.6 shall control.

8.4 Limitations on Indemnification.

(a) Deductible. Subject to the other limitations of this Section 8.4, no claim for indemnification under Section 8.2(a)(i) or 8.2(b) shall be made by any BAER Indemnitee with respect to any breach unless and until (i) such claim for Damages (series of related claims for Damages arising out of substantially similar facts and circumstances) results in Damages in excess of $10,000; and (ii) the aggregate amount of all Damages as to which the BAER Indemnified Parties would be entitled under Section 8.2(a)(i) or 8.2(b) exceed $50,000 (the “Deductible”), at which point a claim may be made for the amount of such Damages in excess of the Deductible, subject to the other limitations set forth in this Agreement.

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(b) Cap. Subject to the other limitations of this Section 8.4(b), the aggregate amount of all Damages payable to all BAER Indemnitees with respect to all claims for indemnification under Sections 8.2(a)(i) or 8.2(b) shall not exceed an amount equal to fifteen percent (15%) of the Closing Merger Consideration (the “Cap”); provided, however, that (i) the Cap shall not apply to a breach of a Fundamental Representation, and (ii) the maximum amount which the BAER Indemnitees shall be entitled to receive in satisfaction of claims for indemnification pursuant to Sections 8.2(a) (i) or 8.2(b) from any individual Shareholder shall (x) with respect to a breach of a Fundamental Representation, not exceed such individual Shareholder’s Allocable Portion of the Closing Merger Consideration, and (y) with respect to any other breach of any individual Shareholder’s representations and warranties in Article V, not exceed the aggregate amount of such individual Shareholder’s Allocable Portion of the Cap. In no event shall the aggregate indemnification obligations of Shareholders under this Article VIII exceed the Merger Consideration. In no event shall any Shareholder have any liability for Damages under Section 8.2(b) resulting or arising from the breach of any representation or warranty in Article V by any other Shareholder.

(c) Time Limit. No Person shall be liable for any claim for indemnification hereunder, whether or not as a result of a Third Party Claim, unless written notice of a claim for indemnification is delivered by the Person seeking indemnification to the Person from whom indemnification is sought with respect to any such breach before the expiration of the survival period set forth in Section 8.1 (“Survival Date”) (in which case such indemnification obligation shall survive the time at which it would otherwise terminate pursuant to this Section 8.4 regardless of when any Damages in respect thereof may actually be incurred). All notices given pursuant hereto shall set forth with reasonable specificity the basis for such claim for indemnification.

(d) Insurance; Other Indemnification. The amount of any Damages subject to indemnification hereunder shall be calculated net of any amounts recovered by any Indemnified Person under insurance policies (after taking into account any associated increases in premiums) or other collateral sources (such as contractual indemnities or contributions of any Person which are contained outside this Agreement), and the parties hereto agree to use commercially reasonable efforts to obtain such recoveries. If an indemnification payment is received by any Indemnified Person and such Indemnified Person later receives insurance proceeds, other recoveries from collateral sources in respect of the related Damages that were not previously credited against such indemnification payment when made, such Indemnified Person shall promptly pay to the Indemnifying Parties who made such indemnification payments (in proportion to the indemnification payments made by such Indemnifying Parties) an amount equal to the lesser of (A) such collateral source recoveries received with respect to such Damages, and (B) the indemnification payment previously paid by such Indemnifying Parties with respect to such Damages. For greater clarity, no Indemnified Person shall be entitled to be compensated more than once for the same Damages. No Indemnified Person shall be entitled to indemnification for any Damages to the extent taken into account in such Person’s favor in the calculation of Closing Net Working Capital in accordance with this Agreement.

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(e) Mitigation. Each party shall take and shall cause its related Indemnified Persons, and BAER shall cause the Company, in each case, to take all commercially reasonable steps to mitigate any Damages upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto. Notwithstanding anything herein to the contrary, no party shall be liable for any Damages to the extent (but only to the extent) that the Indemnified Persons fail to take commercially reasonable action to mitigate any such Damages reasonably promptly after obtaining actual knowledge of the event giving rise to such Damages.

(f) No Special Damages. Notwithstanding any provision of this Agreement to the contrary, except in the event of Fraud, no Person shall be liable to any other Person for any consequential, incidental, indirect, special, exemplary or punitive damages of such other Person, including loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity, or damages determined as a multiple of income, revenue or the like except to the extent awarded to any third party, relating to the breach or alleged breach of any representation, warranty, covenant or agreement in this Agreement or related hereto.

(g) Treatment of Indemnification Payments. Any indemnification payments made by BAER or Shareholders pursuant to this Article VIII shall be treated by all parties hereto as an adjustment to the Merger Consideration hereunder.

(h) Source of Recovery. All Damages finally determined to be due and owing to any BAER Indemnitee pursuant to Article VIII may be satisfied, in whole or in part, at the election of the Indemnifying Party, by the transfer to BAER of BAER Common Stock held by the Indemnifying Party (an “Indemnity Share Transfer”). In the event an Indemnifying Party elects to effect an Indemnity Share Transfer, unless otherwise agreed by the Shareholder, the BAER Common Stock transferred to BAER in respect of such Indemnity Share Transfer shall first consist of Restricted Securities, to the extent the Indemnifying Party owns sufficient Restricted Shares to fully satisfy such claim for Damages, and then of any shares of BAER Common Stock that are not Restricted Securities. For purposes of determining the number of shares of BAER Common Stock that are necessary to satisfy any claim for Damages in an Indemnity Share Transfer, the aggregate number of shares of BAER Common Stock subject to such Indemnity Share Transfer shall be determined by dividing the amount of such indemnifiable Damages, as fully and finally determined to be due by the mutual agreement of the Indemnifying Person and BAER, or by a court of competent jurisdiction, as applicable, the volume weighted average closing price per share of BAER Common Stock for the ninety (90) day period ending on the day prior to such determination (as adjusted for stock splits, combinations and similar transactions).

8.5 Limitation of Remedies. The rights of the parties hereto for indemnification relating to this Agreement and the transactions contemplated hereby shall be strictly limited to those contained in this Article VIII, and, subject to Section 8.6 and the last sentence of this Section 8.5, such indemnification rights shall be the sole and exclusive remedies of the parties hereto after the Closing Date with respect to any matter in any way relating to this Agreement or arising in connection herewith, except with respect to the post-closing adjustments to the Merger Consideration, which shall be governed by and determined in accordance with Section 2.2, and the earn-out rights set forth in Section 2.3, which shall be governed by and determined in accordance with Section 2.3 (provided that such rights in Section 2.2 and Section 2.3 may be enforced in accordance with this Article VIII). To the maximum extent permitted by Law, BAER hereby waives and shall cause its Affiliates to waive all other rights and remedies with respect to any such matter, whether under any Laws (including any right or remedy under CERCLA or any other Environmental, Health and Safety Law), at common law or otherwise, including for rescission. Except as provided by this Article VIII, no action, suit, claim, proceeding or remedy shall be brought or maintained after the Closing by BAER or any of its Affiliates, including any other BAER Indemnitees, successors or permitted assigns against Shareholders or any of their Affiliates, and no recourse shall be brought or granted against Shareholders or any of their Affiliates, by virtue of or based upon any alleged misstatement or omission respecting a breach of any of the representations, warranties, covenants or agreements of Shareholders set forth or contained in this Agreement; provided, however, that nothing in this Agreement shall be deemed to prevent or restrict the bringing or maintenance of any claim or action, or the granting of any remedy, to the extent that the same shall have been the result of Fraud by any party hereto (and in the event of Fraud, recourse shall only extend to those Persons committing Fraud).

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8.6 Specific Performance. The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any party hereto could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which BAER or Shareholders, as the case may be, may be entitled, at law or in equity, such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without the necessity of posting any bond or other undertaking.

ARTICLE IX

TAX MATTERS

9.1 Tax Returns.

(a) Company Representative shall, at Shareholders’ expense and with the Company’s and BAER’s reasonable cooperation, cause to be prepared and filed all Returns of the Company required to be filed for all Tax Periods ending on or before the Closing Date. Following Closing, BAER shall file consolidated or combined federal and state income Tax Returns with the Company so as to terminate the Company’s income Tax year as of the end of the Closing Date. The Company Representative shall deliver to BAER for its review a draft of each such Return to be filed after the Closing Date not fewer than 30 days before the deadline for filing such Return, including extensions (or, if such Returns are due within 30 days after the Closing Date or the end of the applicable Tax Period with respect to which such Return is filed, as soon as reasonably practicable). BAER shall notify the Company Representative in writing of any objection to a draft Return within 15 days after the draft Return is delivered to BAER (or, if such Return is due within 15 days after the draft Return is delivered, as soon as reasonably practicable). If BAER so notifies the Company Representative of any objection to a draft Return (specifying in reasonable detail the nature of such objection), BAER and the Company Representative shall attempt, in good faith, to mutually resolve any disagreements regarding such draft Return. Any disagreements regarding the draft Returns that are not resolved within an additional 10-day period by the Company Representative and BAER shall be resolved by the (“Independent Accounting Firm”), whose decision shall be final and whose fees shall be shared equally by Shareholders (in accordance with their respective Allocable Portions) and BAER. Returns that are subject to any disagreement shall not be filed until such disagreement is resolved; provided, however, that, if such Returns must be filed in order to avoid a penalty, such Returns may be filed as prepared (with any changes to which the Company Representative and BAER agree prior to the date of filing reflected therein), and, if further changes are agreed upon or required by the Independent Accounting Firm, then BAER shall cause such Returns to be amended to reflect such changes. The Company or BAER shall timely pay any Taxes of the Company shown as due on such Tax Returns.

(b) Except as provided in Section 9.1(a), BAER shall, at its expense, cause the Company to prepare and file all Returns of the Company due after the Closing Date. BAER shall deliver to the Company Representative for review a draft of each Return of the Company to be filedafter the Closing Date that may give rise to any Tax liability of the Company for which Shareholders may be liable hereunder not fewer than thirty (30) days before the deadline for filing such Return, including extensions (or if such Returns are due within thirty (30) days after Closing or the end of the applicable Tax Period with respect to which such Return is filed, as soon as reasonably practicable). The Company Representative shall notify BAER in writing of any objections to a draft Return within twenty (20) days after the draft Return is delivered to the Company Representative (or, if such return is due within thirty (30) days after the draft Return is delivered to the Company Representative, as soon as reasonably practicable but not later than five (5) days before the deadline for filing such Return). If the Company Representative so notifies BAER of any objections to a draft Return (specifying in reasonable detail the nature of such objection), BAER and the Company Representative shall attempt, in good faith, to mutually resolve any disagreements regarding such draft Return. Any disagreements regarding the draft Returns that are not resolved within an additional 10-day period by the Company Representative and BAER shall be resolved by a mutually-agreed upon independent accounting firm, whose decision shall be final and whose fees shall be shared equally by Shareholders (in accordance with their respective Allocable Portions) and BAER. Returns that are subject to any disagreement shall not be filed until such disagreement is resolved; provided, however, that, if such Returns must be filed in order to avoid a penalty, such Returns may be filed as prepared (with any changes to which the Company Representative and BAER agree prior to the date of filing reflected therein), and, if further changes are agreed upon or required by the Independent Accounting Firm, then BAER shall amend such Returns to reflect such changes. The Company or BAER shall timely pay any Taxes of the Company for any Pre-Closing Tax Period.

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9.2 Intentionally omitted.

9.3 Tax Benefits. Notwithstanding anything in this Article IX to the contrary, any Tax Benefits, to the extent arising on or prior to the Closing Date, will, to the maximum extent permitted by Law, be reflected on the Returns of the Company for Pre-Closing Tax Periods or the pre-Closing portion of any Tax Period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period"), as the case may be. Except as otherwise required pursuant to a determination (as defined in section 1313 of the Code), neither the Company, BAER, BAER nor any of their respective Affiliates will take any position inconsistent with such treatment.

9.4 Apportionment of Taxes.

(a) With respect to any Straddle Period, the Taxes of the Company attributable to such Straddle Period shall be apportioned between the portion of the Straddle Period that begins on the first day of the Straddle Period and ends on and includes the Closing Date (the “Pre-Closing Straddle Period”).

(b) Except with respect to Taxes described in Section 9.4(c) below, the portion of the Tax allocated to the Pre-Closing Straddle Period shall equal the amount that would be payable if the Straddle Period ended on the last day of the Pre-Closing Straddle Period by means of closing the books and records of the Company as of the end of the last day of the Pre-Closing Straddle Period; provided, that all permitted allowances, exemptions and deductions that are normally computed on the basis of an entire year or period shall accrue on a daily basis and shall be allocated between the Pre-Closing Straddle Period and the portion of the Straddle Period that begins on the day immediately following the Closing Date and ends on the last day of the Straddle Period in proportion to the number of days in each such period.

(c) In the case of personal property, real property and similar ad valorum Taxes not described in Section 9.4(b), the portion of the Tax allocated to the Pre-Closing Straddle Period shall equal the amount of Tax for the entire Straddle Period multiplied by the ratio of the number of days during the Pre-Closing Straddle Period to the number of days during the entire Straddle Period.

(d) This Section 9.4 shall apply mutatis mutandis to any Tax refunds, Tax credits or other Tax benefits to which the Company may be entitled.

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9.5 Cooperation. In connection with the preparation of Returns, audit examinations, and any administrative or judicial proceedings relating to the Taxes imposed on the Company for all Pre-Closing Tax Periods, all Straddle Periods and all Post-Closing Tax Periods, BAER and the Company, on the one hand, and the Shareholders, on the other hand, shall cooperate fully with each other, including furnishing or making available during normal business hours records, personnel (as reasonably required), books of account, powers of attorney and/or other materials necessary or helpful for the preparation and filing of such Returns, the conduct of audit examinations or the defense of claims by Tax Authorities as to the imposition of Taxes. BAER shall provide the Shareholders, and the Shareholders shall provide BAER, with the information that each is respectively required to report under section 6043A of the Code or any other applicable Tax rule.

9.6 Tax Contests.

(a) If any Tax Authority issues to BAER or the Company (i) a notice of its intent to audit, examine or conduct a proceeding with respect to Taxes or Returns of such Company for any Pre-Closing Tax Period or Straddle Period or (ii) a notice of deficiency, notice of reassessment, proposed adjustment, assertion of claim or demand concerning Taxes or Returns attributable to the operations or assets of the Company for any Pre-Closing Tax Period or Straddle Period or otherwise with respect to Taxes for Pre-Closing Tax Periods or Straddle Periods for which Shareholders have potential indemnity obligations hereunder (each, a “Tax Claim”), BAER shall notify the Company Representative of the receipt of such communication from the Tax Authority and shall deliver a copy of any such written communication to the Company Representative within ten (10) Business Days after receiving such Tax Claim; provided that the failure to so notify Company Representative of, or deliver, such communication shall not relieve Shareholders of any obligation or Liability that Shareholders may have to BAER hereunder, except to the extent such obligation or Liability is caused solely by such delay.

(b) In the event of any proceeding relating to any Tax Claim with respect to Taxes attributable to the operations or assets of or Returns of the Company (a “Tax Contest”) for a Tax Period ending on or before the Closing Date or otherwise with respect to Taxes for Pre-Closing Tax Periods or Straddle Periods for which Shareholders could owe Taxes or could have potential indemnity obligations hereunder, BAER and such Company, as applicable, shall promptly provide the Company Representative with copies of all written communications relating to the Tax Contest; provided, that (i) the Company Representative shall control any such Tax Contest, (ii) BAER and such Company, as applicable, shall have the right to participate in any such Tax Contest, at its own expense, and (iii) BAER and such Company, as applicable, shall not settle or otherwise resolve any Tax Contest (or any issue raised in any Tax Contest) that will result in Tax liability for Shareholders without the prior written consent of the Company Representative, such consent not to be unreasonably withheld, conditioned or delayed.

(c) At the request of the Company Representative, BAER or the Company, as applicable, shall settle any issue related to Taxes for any Pre-Closing Tax Period on terms acceptable to the Company Representative and the applicable Tax Authority; provided, that (i) Shareholders shall pay when reasonably requested by BAER, all Taxes (and other amounts) for which Shareholders are liable under this Agreement as a result of such settlement, and (ii) the settlement would not result in material adverse Tax consequence to BAER or any of its Affiliates (including the Company after Closing), including the payment of Taxes for which Shareholders are not required to fully indemnify BAER or its Affiliates (including the Company after Closing) under this Agreement, as determined by BAER in its reasonable discretion.

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(d) In the event of a Tax Contest for a Straddle Period, BAER and such Company, as applicable, shall promptly provide the Company Representative with copies of all written communications relating to the Tax Contest; provided, that (i) the BAER shall control any such Tax Contest, (ii) Shareholders shall have the right to participate in any such Tax Contest, at its own expense, and (iii) BAER and such Company, as applicable, shall not settle or otherwise resolve any Tax Contest (or any issue raised in any Tax Contest) that could reasonably be expected to result in material Tax liability (or indemnity obligations under this Agreement) for Shareholders without the prior written consent of the Company Representative, such consent not to be unreasonably withheld, conditioned or delayed.

9.7 Amended Returns. Merger Sub and BAER shall not (and shall not permit the Company or any of BAER’s affiliates to) (a) amend any Tax Return of the Company for any Pre-Closing Tax Period,

(b) initiate any “voluntary disclosure” agreement or similar program with any Tax Authority with respect to any Pre-Closing Tax Period or Taxes of the Company attributable to a Pre-Closing Tax Period, (c) make, file, change, amend or revoke any material Tax elections or accounting methods of the Company with respect to Pre-Closing Tax Period, (d) file an election under Section 338 of the Code with respect to the Company, (e) extend or waive any statute of limitations with respect to Taxes or Tax Returns of the Company for a Pre-Closing Tax Period, or (f) unless required by the applicable Authority and confirmed by BAER’s tax advisors, file any Return for any Pre-Closing Tax Period for the Company in any jurisdiction where the Company has not previously filed Returns for any Tax period without the prior written consent of the Company Representative, which shall not be unreasonably withheld, conditioned, or delayed; in each case, if such action could give rise to an indemnity obligation and/or increased Tax liability of the Shareholders.

9.8 Tax Refunds. BAER and the Company shall reasonably cooperate with the Shareholders in obtaining any Tax refund (whether by payment, offset, credit or otherwise) attributable to a Pre-Closing Tax Period. If BAER, BAER or the Company receives a refund (whether by payment, offset, credit or otherwise) of Taxes for which Shareholders are liable hereunder, BAER shall pay to Shareholders, within ten (10) Business Days of the receipt thereof, the amount of such refund, unless such refund (a) arises from the carryback of a Tax attribute attributable to a Tax Period (or portion thereof) beginning on or after the Closing Date to a Tax Period (or portion thereof) ending on or before the Closing Date, (b) was taken into account in the calculation of Merger Consideration, as finally determined under Section 2.1, or (c) is attributable to a Tax payment made after the Closing and not economically borne (through indemnification or otherwise) by Shareholders, in which case BAER shall in all cases be entitled to such refund. To the extent that any refund that has given rise to a payment under this Section 9.8 is subsequently reversed, Shareholders shall repay to BAER the amount received under this Section 9.8, together with any interest or penalties imposed with respect to such reversal.

9.9 Other Taxes. BAER shall be liable for and shall pay (and shall indemnify and hold harmless Shareholders and their Affiliates from and against all Damages relating to) all sales, use, stamp, documentary, filing, recording or similar fees or Taxes (excluding any federal, state, local and non-U.S. Taxes based on income, which shall be payable by the party recognizing such income, and any applicable transfer taxes, which shall be split evenly between BAER and Shareholders), or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any Authority in connection with the transactions contemplated by this Agreement (“Transfer Tax”). The party required by Law shall, at its expense, prepare and file all necessary Returns with respect to all such Transfer Tax and shall promptly provide a copy of such Return to the other party. The other party shall, not more than ten (10) business days after receipt of such filing, pay to the filing party its share of such Transfer Tax.

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ARTICLE X MISCELLANEOUS

10.1 Notices. All notices, requests, demands, claims and other communications required or permitted to be given hereunder shall be in writing and shall be given by: (a) personal delivery (effective upon delivery), (b) email (effective on the next Business Day, unless any indication of non-delivery is received), (c) recognized overnight delivery service (effective on the next Business Day after delivery to the service), or (d) registered or certified mail, return receipt requested and postage prepaid (effective on the third Business Day after being so mailed), in each case addressed to the intended recipient as set forth below, or at such other address as the recipient may designate for future Notices by written notice to the other parties given in accordance this Section 10.1:

If to the Company Representative:

Jesse Whitfield 2401 Triana Blvd.

Huntsville, Alabama 3580

Email: jesse.whitfield@fmsaero.com

with a copy (which shall not constitute notice) to:

Bradley Arant Boult Cummings LLP Attention: Ryan Letson and Justin Burney 200 Clinton Ave West Suite 900

Huntsville, Alabama 35801

Email: jburney@bradley.com

   rletson@bradley.com

If to BAER or the Company following Closing:

Bridger Aerospace Group Holdings, Inc. Attention: James Muchmore

90 Aviation Lane

Belgrade, Montana 59714

Email: James@bridgeraerospace.com

10.2 Entire Agreement. This Agreement, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements, understandings, negotiations, and discussions, both written and oral, among the parties hereto with respect thereto. Neither the duties nor obligations of any party hereto, nor the rights of any party hereto, shall be expanded beyond the terms of this Agreement, the other Transaction Documents, and the Confidentiality Agreement on the basis of any legal or equitable principle or on any other basis whatsoever. Neither any legal or equitable principle nor any implied obligation of good faith or fair dealing nor any other matter requires any party hereto to incur, suffer or perform any act, condition, or obligation contrary to the terms of this Agreement, whether or not existing and whether foreseeable or unforeseeable. Each of the parties hereto acknowledges that it would be unfair, and that it does not intend, to increase any of the obligations of any other party under this Agreement on the basis of any implied obligation or otherwise.

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10.3 Amendment and Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company Representative and BAER, or in the case of a waiver, by or on behalf of the party hereto against whom the waiver is to be effective. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.4 Benefits; Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as set forth in Section 7.14, and except for an assignment by BAER to any affiliate of BAER, neither this Agreement nor the obligations hereunder shall be assignable or transferable by BAER without the prior written consent of the Company Representative, or by the Company or any Shareholder without the prior written consent of BAER.

10.5 No Third Party Beneficiary; No Benefit Plan Amendment. Except as set forth in this Section 10.5, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties signing this Agreement and the Shareholders with any rights or remedies under or by reason of this Agreement; provided, however, that (a) each D&O Indemnified Person is an intended beneficiary of Section 7.5, with the right to enforce the provisions thereof in accordance with their terms; (b) each Shareholder is an intended beneficiary of Section 7.12, Section 7.13 and Section 7.14 with the right to enforce the provisions thereof in accordance with their terms; and (c) each BAER Indemnitee and each Shareholder Indemnitee is an intended beneficiary of Article VIII with the right to enforce the provisions thereof in accordance with their terms. Nothing in this Agreement shall be deemed to amend, modify, or terminate any Benefit Plan.

10.6 Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited, or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited, or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

10.7 Expenses and Closing. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, the parties hereto shall bear their own respective expenses (including all compensation and expenses of their own counsel, financial advisors, consultants and accountants) incurred in connection with the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby.

10.8 Interpretation. As used in this Agreement, the word “including” means including without limitation, the word “or” is not exclusive and the words “herein,” “hereof,” “hereby,” “hereto,” “hereunder” and the like refer to this Agreement as a whole. Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. Unless the context otherwise requires, references herein to: (a) Articles, Sections, Schedules and Exhibits mean the Articles and Sections of and the Schedules and Exhibits to this Agreement, (b) an agreement, instrument or document means such agreement, instrument or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement, and (c) a statute means such statute as amended from time to time and includes any successor legislation thereto. The headings and captions used in this Agreement, in any Schedule or Exhibit hereto, in the table of contents or in any index hereto are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto, and all provisions of this Agreement and the Schedules and Exhibits hereto shall be enforced and construed as if no caption or heading had been used herein or therein. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement (or, in the absence of any ascribed meaning, the meaning customarily ascribed to any such term in the Company’s industry or in general commercial usage). The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement. All references to dollars (or the symbol “$”) contained herein shall be deemed to refer to United States dollars.

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10.9 Counterparts and Delivery. This Agreement may be executed in any number of counterparts and by the several parties hereto in separate counterparts and delivered by facsimile or other means of electronic transmission, each of which shall be deemed to be one and the same instrument and an original document.

10.10 Governing Law; Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF, UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. EACH PARTY HERETO IRREVOCABLY AGREES THAT THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA WITHIN THE STATE OF MONTANA OR THE COURTS OF THE STATE OF MONTANA SHALL HAVE NON- EXCLUSIVE JURISDICTION TO SETTLE ANY DISPUTE OR CLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

10.11 Disclosure Schedules. A disclosure made by the Company or the Shareholders in any Section of this Agreement or any of the Schedules (or subparts thereof) that is reasonably apparent on the face of such disclosure that such disclosure contains information applicable to another Section of this Agreement or any other Schedule (or subparts thereof) in order to avoid a misrepresentation thereunder shall be deemed, for all purposes of this Agreement, to have been made with respect to such other Sections of this Agreement and such other Schedules (or subparts thereof), notwithstanding any cross-references (which are included solely as a matter of convenience) or lack of a Schedule reference in any representation or warranty. Information reflected in the Schedules is not necessarily limited to matters required by this Agreement to be reflected in the Schedules. Such additional information is set forth for informational purposes and does not necessarily include other matters of a similar nature. Disclosure of such additional information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed and disclosure of such information shall not be deemed to enlarge or enhance any of the representations or warranties in this Agreement or otherwise alter in any way the terms of this Agreement. Inclusion of information in the Schedules shall not be construed as an admission that such information is material to the business, assets, liabilities, financial position, operations, or results of operations of the Company. The information set forth in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement. The Disclosure Schedules and the information and disclosures contained therein are intended to (a) qualify or limit the representations and warranties of the parties contained in this Agreement or (b) to list items or to provide information required to be listed or so provided in connection with the corresponding representations and warranties. Nothing in the Disclosure Schedules is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

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10.12Designation of the Company Representative.

(a) Designation. Jesse Whitfield is hereby designated to serve as the Company Representative with respect to the matters expressly set forth in this Agreement to be performed by the Company Representative. The Company Representative is hereby irrevocably appointed as the agent, proxy and attorney-in-fact for each of the Shareholders for all purposes of this Agreement and any other agreement entered into in connection herewith (including the full power and authority on such Person’s behalf (i) to consummate the transactions contemplated herein, (ii) to resolve or settle any adjustments or issues relating to Net Working Capital, the FMS EBITDA, any Earn-Out Value, or any component of the foregoing, (iii) to receive notices, service of process and other deliverables hereunder on behalf of such Person, (iv) to execute and deliver on behalf of such Person any amendment or waiver hereto or to any other agreement contemplated hereunder, other than such Person’s Transmittal Letter, offer letter, or employment or compensation arrangement, (v) to take all other actions required or permitted to be taken by or on behalf of such Person in connection herewith, (vi) to bring, maintain, dispute, compromise, settle and pay any claims made in connection with this Agreement or the transactions contemplated hereunder, (vii) to retain legal and other professional advisors on behalf of, and at the expense of the Shareholders in connection with his actions hereunder, (viii) to make any calculations required under this Agreement (including calculations with respect to Net Working Capital, the FMS EBITDA, any Earn-Out Value, or any indemnification obligation), and (ix) to do each and every act and exercise any and all rights which such Person or the Shareholders are permitted or required to do or exercise under this Agreement. Such agency, proxy and attorney-in-fact and all authority granted hereunder are coupled with an interest, are therefore irrevocable without the consent of the Company Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Person. If, after the execution of this Agreement, any Shareholder dies, dissolves or liquidates or becomes incapacitated or incompetent, then the Company Representative is nevertheless authorized, empowered and directed to act in accordance with this Agreement as if that death, dissolution, liquidation, incapacity or incompetency had not occurred and regardless of notice thereof. All decisions and actions by the Company Representative shall be binding upon all of the Shareholders, and no Shareholder shall have the right to object, dissent, protest or otherwise contest the same.

(b) Authority; Indemnification. BAER, Merger Sub and Surviving Corporation shall be entitled to rely on any action taken by the Company Representative, on behalf of the Shareholders pursuant to Section 10.12(a) (each, for purposes of this Section 10.12, an “Authorized Action”), and each Authorized Action shall be binding on each Shareholder as fully as if such Person had taken such Authorized Action. The Company Representative, solely in his capacity as the Company Representative, shall have no Liability to any of them for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud or bad faith. Each Shareholder severally, for itself only and not jointly, will indemnify and hold harmless the Company Representative against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Company Representative in connection with any Action to which the Company Representative is made a party by reason of the fact he is or was acting as the Company Representative pursuant to the terms of this Agreement.

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(c) Duties of the Company Representative. The Company Representative hereby accepts his obligations under this Agreement. The Company Representative shall have only the duties expressly stated in this Agreement, and shall have no other duty, express or implied. The Company Representative is not, by virtue of serving as Company Representative, a fiduciary of the Shareholders or any other Person.

(d) Exculpation. The Company Representative shall not be liable to any Shareholder for any action taken or omitted by him or any agent employed by him hereunder or under any other document entered into in connection herewith, except that the Company Representative shall not be relieved of any Liability imposed by Law for fraud or bad faith. The Company Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither the Company Representative nor any agent employed by him shall incur any Liability to any Shareholder by virtue of the failure or refusal of the Company Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of his other duties hereunder, except for actions or omissions constituting fraud or bad faith.

(e) No Fees to or Compensation of the Company Representative. The Company Representative shall not be entitled to and shall not charge or collect from the Shareholders or any other Person any fees or other compensation for his services as the Company Representative under this Agreement. The Company Representative, however, shall be entitled to reimbursement from the Shareholders (on a pro rata basis in accordance with their respective Allocable Portions) for his reasonable out-of-pocket expenses incurred in connection with his services as the Company Representative under this Agreement.

(f) Replacement of the Company Representative. If the Company Representative resigns or is otherwise unable or unwilling to serve in such capacity, then the members of the Company’s board of directors prior to the Closing will appoint a new Person to serve as the Company Representative. Until such appointment is effective, BAER, Merger Sub and Surviving Corporation will be entitled to rely on the actions and statements of the previous Company Representative.

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10.13 Legal Representation.

(a) Each of the parties hereby agrees, on its own behalf and on behalf of its directors, shareholders, officers, employees and Affiliates, that following consummation of the transactions contemplated hereby, Bradley Arant Boult Cummings LLP (or any successor) (“Bradley”) may serve as counsel to the Company Representative, the Shareholders, or any officers, directors, members, agents or representatives in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement, and each of the parties consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause its Affiliates to consent to and waive any conflict of interest arising from such representation. The parties further agree that, as to all communications among Bradley, the Company Representative and/or Company in connection with the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence (and the right to waive or assert such privilege) belongs to the Company Representative and may be controlled by the Company Representative and shall not pass to or be claimed by BAER or the Surviving Corporation or any of BAER’s Affiliates. The parties agree that Bradley shall not, without the consent of the Company Representative, be required to disclose to any Person, any advice given in connection with this Agreement and the transactions contemplated hereby.

(b) Each of the parties hereby agrees, on its own behalf and on behalf of its directors, shareholders, officers, employees and Affiliates, that following consummation of the transactions contemplated hereby, MDH Law Group LLC (or any successor) (“MDH”) may serve as counsel to BAER, Merger Sub, or any director, stockholder, officer, employee or Affiliate of BAER in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement, and each of the parties consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause its Affiliates to consent to and waive any conflict of interest arising from such representation. The parties further agree that, as to all communications among MDH, BAER and/or Merger Sub in connection with the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence (and the right to waive or assert such privilege) belongs to BAER and may be controlled by BAER and shall not pass to or be claimed by the Surviving Corporation or any of BAER’s Subsidiaries. The parties agree that MDH shall not, without the consent of BAER, be required to disclose to any Person, any advice given in connection with this Agreement and the transactions contemplated hereby.

SIGNATURES APPEAR ON FOLLOWING PAGE

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IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

MERGER SUB:	COMPANY:
BRIDGER FMS MERGER SUB INC.	FLIGHT TEST & MECHANICAL
SOLUTIONS, INC.

By: /s/ James Muchmore	By:_____________________________
Name: James Muchmore	Name: Jesse Whitfield
Title: President	Title: CEO

BAER:	COMPANY REPRESENTATIVE:
BRIDGER AEROSPACE GROUP
HOLDINGS, INC.

By: /s/ Timothy P. Sheehy	_______________________________
Name: Timothy P. Sheehy	Jesse Whitfield
Title: Chief Executive Officer

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IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

MERGER SUB:	COMPANY:
BRIDGER FMS MERGER SUB INC.	FLIGHT TEST & MECHANICAL
SOLUTIONS, INC.

By: /s/ James Muchmore	By: /s/ Jesse Whitfield
Name: James Muchmore	Name: Jesse Whitfield
Title: President	Title: CEO

BAER:	COMPANY REPRESENTATIVE:
BRIDGER AEROSPACE GROUP
HOLDINGS, INC.

By: /s/ Timothy P. Sheehy	/s/ Jesse Whitfield
Name: Timothy P. Sheehy	Jesse Whitfield
Title: Chief Executive Officer

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Exhibit A

Definitions

In addition to terms defined elsewhere in this Agreement, the following terms, when utilized in this Agreement, unless the context otherwise requires, shall have the meanings indicated, which meanings shall be equally applicable to both the singular and plural forms of such terms:

“Accountant” is defined in Section 2.2(c).

“Accrued Dividends Payable” means the dividend of $800,000.00, declared by the Company prior to Closing, and unpaid as of the Closing Date.

“Acquired Trademarks” is defined in Section 7.8.

“Affiliate” means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person; provided that with respect to Merger Sub and BAER, Affiliates shall be limited to BAER and its controlled Affiliates and shall not include any direct or indirect equityholder who owns beneficially or of record an interest in BAER, in such equityholder’s capacity as such. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock or other equity interests, by contract, credit arrangement or otherwise.

“Agreement” is defined in the preamble of this Agreement.

“Allocable Portion” means, with respect to each Shareholder, the percentage determined by dividing the number of shares of Company Common Stock held by such Shareholder as set forth on the Shareholders’ Schedule by the total number of shares of Company Common Stock held by all Shareholders.

“Audited Financial Statements” is defined in Section 2.3(a).

“Authority” means any governmental authority, self-regulatory organization, regulatory body, agency, commission, board, bureau, authority, official, court, arbitrator, mediator, tribunal, or other instrumentality of the United States or of any foreign, domestic, federal, state, county, city, local or other political subdivision or other governmental division.

“Authorized Action” is defined in Section 10.12(b).

“BAER” is defined in the preamble of this agreement.

“BAER Balance Sheet” is defined in Section 4.7(c).

“BAER Benefit Plans” is defined in Section 7.9(a).

“BAER Common Stock” means the common stock of BAER, par value $0.0001 per share.

“BAER Forward-Looking Statements” is defined in Section 7.15(a).

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“BAER Indemnitee(s)” means BAER and its Affiliates and their respective officers and directors and, following the Closing, the Company and each of their respective directors, managers, officers and employees, and successors and permitted assigns, as the case may be.

“BAER SEC Documents” is defined in Section 4.7(a).

“BAER Share Cap” is defined in Section 2.6.

“BAER Share Consideration” means the BAER Common Stock issued pursuant to Article II.

“BAER Transaction Expenses” shall mean all expenses of BAER and its Affiliates (prior to and following the Closing) incurred or to be incurred in connection with the preparation, execution and consummation of this Agreement, the transactions contemplated hereby, including fees and expenses of attorneys, financial advisors, brokers, accountants and other advisors and service providers.

“Benefit Plans” is defined in Section 6.16(a).

“Book-Entry Share” is defined in Section 2.1(c).

“Bradley” is defined in Section 10.13(a).

“Business Day” means any day except Saturday, Sunday, and any other day on which commercial banks located in Bozeman, Montana are authorized or required by Law to be closed for business.

“Cancelled Shares” is defined in Section 2.1(a).

“Cap” is defined in Section 8.4(b).

“Cause” means, with respect to each Restricted Shareholder, shall have that meaning set forth in such Restricted Shareholder’s employment agreement or consulting agreement with the Company, if any, from time to time, or if not so defined:\

(i) the commission by such Person of fraud, embezzlement, misappropriation of funds, material misrepresentation, breach of fiduciary duty or other act of dishonesty against the Company, including, without limitation, the diversion or usurpation of business opportunities properly belonging to the Company;

(ii) the Person’s conviction of a crime (other than a minor traffic offense);

(iii) the Person’s material breach of any provision of this Agreement or any other agreement between the Company, on the one hand, and such Person, on the other hand (including, without limitation, any employment agreement, services agreement or non-competition agreement), which breach is not cured within the cure period specified under such agreement, if any;

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(iv) the Person’s willful misconduct, recklessness or gross negligence that has, or is reasonably likely to have, a material detrimental effect or reputational harm on the Company; or

(v) the Person’s failure or refusal to follow the lawful instructions of the board of directors of the Company, which failure or refusal is not cured within two (2) days following written notice thereof.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as may be amended, or modified, or any other similar relief in response to the COVID-19 pandemic.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate of Merger” is defined in Section 1.2.

“Citizen of the United States” has the meaning set forth in 49 U.S.C. § 40102(a)(15).

“Closing” and “Closing Date” are defined in Section 3.1.

“Closing BAER Share Price” means the volume weighted average price per share of BAER Common Stock as reported on the Nasdaq for the ninety (90) consecutive trading days ending as of the close of the trading day immediately preceding the Effective Date (adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications, or similar events).

“Closing Cash” is defined in Section 3.4(a)(vii), subject to adjustment as set forth in Section 2.2.

“Closing Cash Shares” is defined in Section 2.2(e).

“Closing Merger Consideration” is defined in Section 2.1(b)(iv).

“Closing Net Working Capital” is defined in Section 2.2(d).

“Closing Net Working Capital Excess” is defined in Section 2.2(d).

“Closing Net Working Capital Deficit” is defined in Section 2.2(d)(ii).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Company” are defined in the Recitals to this Agreement.

“Company Capitalization” means the means the total number of shares of Company Common Stock outstanding immediately prior to the Merger.

“Company Closing Deliverables” is defined in Section 3.2(a).

“Company Common Stock” is defined in the Recitals to this Agreement.

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“Company Forward-Looking Statements” is defined in Section 7.4(b).

“Company Intellectual Property” means, collectively, (a) all Owned Intellectual Property, and (b) all Intellectual Property licensed or otherwise used by the Company.

“Company Transaction Expenses” means (a) all expenses of the Company (prior to the Closing) and Shareholders incurred or to be incurred in connection with the preparation, execution and consummation of this Agreement, the transactions contemplated hereby to be consummated on or before the Closing Date, and the Closing, including fees and expenses of attorneys, financial advisors, accountants and other advisors and service providers.

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement, dated as of January 22, 2024 between Bridger Aerospace Group Holdings, LLC, a Delaware limited liability company, an Affiliate of BAER, and the Company.

“Contract” means any contract, lease, license, commitment, undertaking (to the extent such undertaking is enforceable by a third party) or other agreement.

“Converted Share” is defined in Section 2.1(b).

“Damages” means all damages, costs, Taxes, losses, expenses, awards, judgments, liabilities, obligations, deficiencies, fines, sanctions, penalties and interest, assessments, and fees (including court costs and reasonable attorneys’ fees and expenses).

“D&O Indemnified Persons” is defined in Section 7.5(a).

“Deductible” is defined in Section 8.4(a).

“Earn-Out Payment Date” is defined in Section 2.3(c).

“Earn-Out Period” is defined in Section 2.3(a).

“Earn-Out Shares” is defined in Section 2.3(e).

“Earn-Out Value” is defined in Section 2.3(d).

“Earn-Out Year” is defined in Section 2.3(a).

“EBITDA Adjustment Report” is defined in Section 2.3(b).

“Effective Date” means June 28, 2024.

“Effective Time” is defined in Section 1.2.

“Employees” means all employees of the Company, including those not at work by reason of being absent in accordance with policies of the Company concerning vacation, sick time, personal days, jury or witness duty, disability, military, bereavement, or family leave.

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“Environmental, Health and Safety Laws” means all existing and applicable Laws of federal, state and local Authorities concerning pollution or protection of the environment, public health and safety or employee health and safety, including Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, as such requirements are enacted and in effect on the Closing Date.

“Excluded Taxes” means (a) any Taxes that are taken into account in calculating the Merger Consideration, as finally determined under Article II, (b) any Taxes that arise from or are attributable to any breach by BAER or any of its Affiliates of any of the covenants contained in Article IX, and (c) any Taxes that arise from or are attributable to BAER or the Company taking a position on any Tax Return that is inconsistent with the parties’ intention that the Merger qualify as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any other Person under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder or under this Agreement or Section 4001 of ERISA.

“ERISA Plan” is defined in Section 6.16(a).

“Final FMS EBITDA” is defined in Section 2.3(c).

“Final Closing Cash” is defined in Section 2.2(e).

“FMS EBITDA” means the earnings of the Company on a consolidated basis with its Subsidiaries before taking into account deductions for interest, taxes, the depreciation of assets, the amortization of costs and, Public Company Expenses, excluding in all cases the effects of all (i) Public Company Expenses; (ii) any expense giving rise to or paid in satisfaction of an indemnification claim under this Agreement; and (iii) Growth Related Costs.

“FMS Services” means the business of providing aerospace technology services carried on by the Company and its Affiliates that holds assets or operations utilized in the operation of any of the Company’s businesses, including any entity that may own the technology utilized in the Company’s business.

“Fraud” means, with respect to a party hereto, actual and intentional common law fraud under the laws of the State of Delaware, by such party with respect to the representations and warranties made by such party pursuant to Article IV, Article V or Article VI, as applicable, which involves a knowing and intentional misrepresentation of a fact material to the transactions contemplated by this Agreement, with the express intent of inducing any other party hereto to enter into this Agreement and upon which such party has relied to its detriment (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or similar theory) under applicable Law, and where the party committing such actual fraud has actual knowledge that such representations and warranties were breached when made.

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“Fundamental Representations” means the representations and warranties of (i) Merger Sub and BAER set forth in Sections 4.1 (Authority; Authorization; Enforceability), 4.4 (Approvals; Claims or Legal Proceedings) and 4.5 (Brokers), (ii) the Shareholders set forth in Sections 5.1 (Execution and Delivery; Valid and Binding Agreements), 5.5 (Ownership of the Company Common Stock), and (iii) the Company set forth in Section 6.1 (Organization; Standing; Citizenship), 6.2 (Authority to Conduct Business), 6.3 (Organizational Documents), 6.6 (Capitalization of the Company), and 6.7 (Rights; Warrants or Options).

“Growth Related Costs” shall mean and include: (a) all wages and benefits (including any employer-side contributions, Taxes or expenses) arising out of the employment of Tom Jarbo, including travel costs and other expense reimbursements, and all costs and expenses of the Company’s facility lease for the Maryland facility (or successor facility); (b) all consideration paid in connection with, and all transaction costs and expenses arising out of, future mergers and business acquisitions, and all other costs and expenses of any nature, that, in each case, are determined by Bridger in good faith to be unrelated to the expansion of the Company’s business in existence as of the Closing; and (c) all Public Company Expenses attributable to any such acquisition.

“Healthcare Reform Laws” means the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010.

“Indebtedness” as applied to any Person means (without duplication) (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the Shareholder or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all indebtedness of such Person secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien, (e) all obligations under leases which have been or must be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (f) any liability of such Person in respect of bankers’ acceptances or letters of credit (but only to the extent drawn), (g) all interest, fees, prepayment premiums and other expenses owed by such Person with respect to any indebtedness, liabilities and/or obligations of any of the types referred to above, (h) declared and unpaid dividends or distributions or amounts owed by the Company to Shareholders or their respective Affiliates, (i) obligations of such Person (including payroll Taxes) deferred pursuant to the CARES Act or similar program, (j) liability of such Person for unpaid Pre-Closing Taxes, including Taxes not yet due and payable, and (k) all indebtedness, liabilities and/or obligations of any of the types referred to above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss; provided, however, that Indebtedness does not include any (w) letter of credit, corporate guarantee, pledge, bond or similar arrangement running to the account of or for the benefit of the Company; (x) any liability included within Net Working Capital; (y) any Company Transaction Expenses; (z) any ordinary course payables or deferred revenue.

“Indemnified Person” is defined in Section 8.3(a).

“Indemnifying Party” is defined in Section 8.3(a).

“Indemnity Share Transfer” is defined in Section 8.4(h).

“Independent Accounting Firm” is defined in Section 9.1.

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“Insolvency Event” means, with respect to a Person, such Person (a) is dissolved; (b) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (c) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (d) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (1) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (2) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (e) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (f) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (g) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (h) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (a) to (g) (inclusive); or (i) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Insolvent” means, with respect to any Person, (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total Liabilities as they come due, (ii) such Person is unable to pay its debts and Liabilities, subordinated, contingent or otherwise, as such debts and Liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct its business as such business is now conducted and is proposed to be conducted.

“Insurance Policies” is defined in Section 6.12.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations related to the foregoing, and other works of authorship, including software; (c) trade secrets, confidential know-how, technical information, inventions, discoveries, improvements, methods and processes; (d) patents, statutory invention registrations, and patent applications; (e) internet domain name registrations; (f) supplemental type certificates; and (g) other intellectual property and related proprietary rights, interests, inventions and protections, in each case whether arising under statutory law, common law, or by contract, and whether or not perfected, registered or issued, including all applications, disclosures, registrations, issuances, renewals and extensions with respect thereto.

“Interim Financial Statements” is defined in Section 4.7(b).

“IRS” means the Internal Revenue Service.

“IT Systems” means all information technology, computers, computer systems and communications systems owned, operated, leased, or licensed by the Company.

“Knowledge” means: (a) with respect to Merger Sub and BAER, the actual knowledge of Timothy P. Sheehy, James Muchmore, Eric Gerratt, Sam Davis, and McAndrew Rudisill after reasonable inquiry, and (b) with respect to the Company, the actual knowledge of Christie Blaylock, Jesse Whitfield and Wallis Collie, after reasonable inquiry.

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“Law” means any constitution, treaty, law, statute, code, rule, regulation, requirement, ordinance, common law, and any other pronouncement having the effect of Law of any Authority, including any order, or any license, franchise, consent, approval, permit or similar right granted under any of the foregoing.

“Leased Real Property” is defined in Section 6.10.

“Letter of Transmittal” is defined in Section 2.4(a).

“Liabilities” means all liabilities, obligations, or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute, or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means any mortgage, lien, pledge, charge, adverse claim, encumbrance, or other security interest.

“Lock-Up Period” is defined in Section 7.12(a).

“Material Adverse Effect” means any change or effect that is materially adverse to the financial condition, results of operations, business or assets of, on the one hand, the Company (taken as a whole) or would materially impair the ability of the Company (taken as a whole) to own, hold and/or operate their assets or the ability of Shareholders to consummate the transactions contemplated hereby, or on the other hand, of BAER or which would materially impair the ability of BAER (taken as a whole) to own, hold, and/or operate its assets or its ability to consummate the transactions contemplated hereby, as applicable; provided, however, that none of the following shall be deemed to constitute, and none of the following (or the effects thereof) shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse change, event, development, or effect arising from or relating to (i) general business or economic conditions not peculiar to the Company or BAER, as applicable, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, including any such attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) changes in Laws, (vi) the negotiation, execution and delivery of this Agreement, the identity or business plans of BAER or its Affiliates, or the announcement or consummation of the transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, (vii) any pandemic or other health emergency, as designated by any department or agency of the United States government or by the World Health Organization, or (viii) the taking of any action contemplated by this Agreement or any of the other Transaction Documents; and (b) any adverse change in or effect on the business that is timely cured by the Company and Shareholders, or by BAER, as applicable.

“Material Contract” means any Contract or group of related contracts (including any amendments thereto), for which the underlying term (if any) has not expired, and to which any of the Company is a party and which:

(a) relates to Indebtedness or is a letter of credit or similar arrangement running to the account of or for the benefit of the Company;

(b) relates to the purchase or sale of materials, supplies, merchandise, machinery, equipment, or parts (excluding contracts made in the Ordinary Course of Business and Contracts that do not require expenditures or result in sales in excess of $50,000 annually);

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(c) is an employment, severance, or consulting agreement between the Company and any of its respective officers, managers, or other employees or consultants of such Company who are entitled to compensation thereunder in excess of $50,000 per year (excluding unwritten at-will employment arrangements);

(d) is a Contract relating to the lease, rental or use of real property, aircraft, equipment, vehicles, other personal property, or fixtures, except for the Real Estate Leases and any Contract with another Company or any Contract individually involving payment of aggregate annual rentals or sums of less than $100,000;

(e) is a Contract for capital expenditures or the acquisition or construction of fixed assets for or in respect of any real property, in each case requiring aggregate payments in excess of

$1,000,000;

(f) is a collective bargaining agreement with any labor organization, union, or association to which any of the Company is a party;

(g) is an agreement with any Shareholder or any of its Affiliates (other than another Company);

(h) is a Contract with any current or former Employee, officer, manager, director, or Affiliate of the Company (other than confidentiality or other proprietary rights agreements executed in the Ordinary Course of Business);

(i) is a Contract that requires the Company to make any payment to any Person or to extend any benefits to any Person as a result of the transactions contemplated by this Agreement;

(j) is a Contract for any settlement agreement in respect of an audit, examination, action, suit, claim, charge, complaint, review, investigation or administrative or arbitration proceeding in an amount in excess of $10,000;

(k) is a Contract providing for employment other than on an “at-will” basis, any equity or quasi-equity incentives or awards, other terms of employment that may not be modified or terminated by the Company without penalty or obligation, or change in control or other similar payments;

(l) is a Contract with an individual independent contractor (excluding subcontractors, suppliers or vendors under Government Contracts) that has provided labor or related services to the Company and who have received compensation of at least $50,000;

(m) is a Contract with a temporary staffing agency that has provided workers to the Company;

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(n) is a Contract that limits or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(o) is a Contract to which the Company is a party that provides for any joint venture, partnership, or similar arrangement involving the Company;

(p) is a Contract that grants any Person a power of attorney or similar grant of agency executed by the Company (other than any Contract executed by the Company that grants such power of attorney or agency to another of the Company); or

(q) is a Contract pursuant to which the Company is a supplier of FMS Services to any Person or Authority (“Government Contracts”).

“Materials of Environmental Concern” means any hazardous waste, as defined by 42 U.S.C. section 6903(5), any hazardous substance as defined by 42 U.S.C. section 9601(14), any pollutant or contaminant as defined by 42 U.S.C. section 9601(33), any toxic substance, oil or hazardous material, or any other chemical or substance regulated by any Environmental, Health and Safety Laws.

“MDH” is defined in Section 10.13(b).

“Merger Consideration” is defined in Section 2.1(b).

“Misstatement” is defined in Section 7.13(c).

“Most Recent Balance Sheet” is means the balance sheet of the Company for the five- month period ending May 31, 2024.

“Multiemployer Plan” has the meaning set forth in ERISA section 3(37).

“Net Working Capital Target” means $2,250,000.00.

“New Disclosure Item” is defined in Section 7.18.

“Non-ERISA Plan” is defined in Section 6.16(a).

“Ordinary Course of Business” means the ordinary course of business of the Company consistent with the past custom and practice of the Company in the operation of its business.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation, (b) the certificate of formation or articles of organization and the operating or limited liability company agreement of a limited liability company, (c) the agreement of general or limited partnership of a partnership, (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person, and (e) any amendment to or restatement of any of the foregoing.

“Outside Termination Date” is defined in Section 3.4(c)(ii)(A).

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“Owned Intellectual Property” means all Intellectual Property owned, purported to be owned, or held for use by the Company.

“Parts” means all appliances, components, parts, avionics, instruments, appurtenances, accessories, furnishings, or other equipment of whatever nature (other than complete Engines or engines) incorporated or installed in or attached to or associated with the Technology or the Engines in an AS-IS WHERE-IS condition whether serviceable or unserviceable.

“Permits” means all governmental licenses, permits, approvals, registrations, certificates, exemptions, operations specifications, deviations, consents, bonds, authorizations and qualification filings with all Authorities in connection with the operation of the business or ownership of the assets of the Company.

“Permitted Liens” means (a) Liens set forth on Schedule 6.9 or noted in the Financial Statements, (b) Liens for Taxes, assessments and other governmental charges that are not yet delinquent, (c) easements, covenants, conditions and restrictions, whether or not of record, as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of the business of the Company (taken as a whole), (d) any zoning or other governmentally established restrictions or encumbrances, (e) pledges or deposits to secure obligations under workers’ or unemployment compensation Laws or similar legislation or to secure public or statutory obligations, and (f) mechanic’s, materialman’s, supplier’s, vendor’s or similar Liens arising or incurred in the Ordinary Course of Business securing amounts which are not overdue.

“Permitted Transferee” is defined in Section 7.12(c).

“Person” means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint-stock company, joint venture, other entity, trust or government, or any agency or political subdivision of any government.

“Post-Closing Tax Period” means any Tax Period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Straddle Period” is defined in Section 9.4(a).

“Pre-Closing Tax Period” means any Tax Period (or portion thereof) ending on or before the Closing Date.

“Pre-Closing Taxes” means any and all (a) Taxes of the Company for any Pre-Closing Tax Period (in the case of any Straddle Period, determined in accordance with Section 9.4); (b) Taxes of any Shareholder; (c) Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Section 1.1502-6 of the Treasury Regulations (or any analogous or similar state, local, or non-U.S. Law); (d) Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract, pursuant to any Law or otherwise, as a result of an event or transaction occurring, or contract entered into, before the Closing; (e) Taxes resulting from the transactions contemplated hereby; and (f) Taxes relating to any items disclosed with respect to Section 6.17(k).

“Preliminary FMS EBITDA Calculation” is defined in Section 2.3(a).

“Preliminary Closing Adjustments” is defined in Section 2.2(a).

“Preliminary Net Working Capital” is defined in Section 2.2(a).

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“Prospectus” means the prospectus or prospectuses included in any Registration Statement (including, inter alia, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance on Rule 430A under the Securities Act or any successor rule thereto), as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement any by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.

“Public Company Expenses” shall mean expenses attributable to BAER’s (or its Affiliate’s) ownership and control of any Person, and to the extent incurred in connection with BAER’s compliance with federal and state securities Laws, including without limitation and with respect to the Company and its Subsidiaries, increased staffing costs, increased vendor costs from vendors not previously used by the Company, costs relating to audits and other increased administrative, accounting, and operational costs, which are incurred at the request or direction of BAER.

“Realty Lease” is defined in Section 6.10(a).

“Registration Statement” means any registration statement of BAER (or any successor entity thereof), including the Prospectus, amendments, and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference in such registration statement.

“Registrable Securities” is defined in Section 7.13(b).

“Released Claims” is defined in Section 7.11(a).

“Released Party” is defined in Section 7.11(a).

“Releasing Party” is defined in Section 7.11(a).

“Representative(s)” of any Shareholder, the Company, Merger Sub or BAER shall mean such Person’s respective officers, directors, managers, employees, partners, investment bankers, consultants, attorneys, accountants, agents, and other representatives.

“Required Consents” means the consents described in accordance with clause (c) of Section 6.4.

“Restraints” is defined in Section 3.4(a)(v).

“Restricted Period” is defined in Section 7.17(a).

“Restricted Shareholder” means each of Jesse Whitfield, Wallis Collie and Steven Edwards.

“Restricted Securities” is defined in Section 7.12(a).

“Return(s)” means any return, declaration (including any declaration of estimated Taxes), report, claim for refund, or information return or statement relating to Taxes with respect to any income, assets, or properties of the Company, including any schedule, attachment, or amendment thereto.

“Rule 144” is defined in Section 7.13(a).

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“Rule 415” is defined in Section 7.13(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Shareholder(s)” shall mean the Persons owning Company Common Stock immediately prior to the Effective Time.

“Shareholder Indemnitee(s)” means Shareholders and their Affiliates and their respective successors and permitted assigns, as the case may be.

“Shareholders’ Schedule” means Schedule 6.6.

“Straddle Period” is defined in Section 9.3.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Survival Date” is defined in Section 8.4(c).

“Suspension Event” is defined in Section 7.13(d).

“Tax(es)” means (a) any and all federal, state, local and foreign taxes (including income or profits taxes, premium taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, severance taxes, capital levy taxes, value added taxes, employment and payroll-related taxes, property taxes, business license taxes, occupation taxes, unclaimed property and escheat assessments, import duties and other governmental charges and assessments, but excluding any applicable transfer taxes, (which shall be split evenly between BAER and Shareholders) in the nature of a tax, including interest, additions to tax and penalties with respect thereto, (b) liability for any such item described in clause (a) that is imposed by reason of U.S. Treasury Regulation section 1.1502-6 or similar provisions of Law, and (c) liability for any such item described in clause (a) imposed on any transferee or indemnitor, by contract (other than ordinary course business contracts the primary purpose of which is unrelated to the allocation or responsibility of Taxes) or otherwise.

“Tax Authority” means any federal, state, local, or foreign Tax service, agency, office, commission, department, bureau, or similar organization, including any court, tribunal, or similar judicial agency, with regulatory authority to assess, assert or otherwise impose Tax adjustments or collect unpaid Taxes of any Person.

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“Tax Benefits” means all federal, state, provincial, local, foreign or other income Tax losses, deductions, expenses or similar items incurred or deductible by the Company as a result of, in connection with or in anticipation of the transactions contemplated by this Agreement, regardless of when actually paid, including losses, deductions, expenses or similar items related to: (a) the vesting or exercise of, or payments with respect to, any equity-based compensation arrangements; (b) the payment of any similar compensatory amounts, to employees or other service providers to the Company; (c) the acceleration of deferred financing fees related to the repayment of Indebtedness; and (d) the payment of any fees or other expenses associated with the transactions contemplated by this Agreement or any of the other Transaction Documents that are not required to be capitalized.

“Tax Claim” is defined in Section 9.6(a).

“Tax Contest” is defined in Section 9.6(b).

“Tax Period” means any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period, e.g., a quarter) with respect to which any Tax may be imposed under any applicable Law.

“Third Party Claim” is defined in Section 8.3(a).

“Transaction Documents” means this Agreement (including the schedules and exhibits hereto), any agreement relating to the sale of the BAER Common Stock referred to in Section 7.14, and any other document entered into or delivered in connection with the transactions contemplated in this Agreement.

“Transfer Tax” is defined in Section 9.9.

“VAT” means any value added or similar Tax.

“Working Capital Adjustment Report” is defined in Section 2.2(b).

“Working Capital Deficit Shares” is defined in Section 2.2(d)(ii).

“Working Capital Excess Shares” is defined in Section 2.2(d)(i).

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Exhibit C

Net Working Capital Calculation

“Net Working Capital” means, the Current Assets of the Company, less the Current Liabilities of the Company, as set forth below:

For purposes of determining the Net Working Capital of the Company, the Current Assets of the Company shall include and be limited to the following:

1299.AR - Accounts Receivable
1200 - Trade A/R
1200 - Trade A/R
1210 - Unbilled A/R
1211 - Other Receivables
1250 - Employee Receivable
1255 - Canadian WH Tax Receivable
1299.AR - Accounts Receivable
1399.INV - Inventory Asset
1315 - Fabrication Inventory
1320 - Hardware Inventory
1325 - Flight Test Inventory
1499.PPD - Prepaid Expenses
1400 - Prepaid Expenses - Other
1410 - Prepaid Insurance
1499.PPD - Prepaid Expenses

For purposes of determining the Closing Net Working Capital, the Current Assets shall be increased by the amount of all Company Transaction Expenses to the extent paid by the Company or the Shareholders at or prior to the Closing.

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For purposes of determining the Net Working Capital of the Company, the Current Liabilities of the Company shall include and be limited to the following:

2599.CL - Current Liabilities
2199.AP - Accounts Payable
2000 - Trade Accounts Payable
2001 - A/P Unapplied Payments
2005 - Expense Report Payable (Employee & Subs)
2010 - Accrued Expenses
2015 - Accrued Sub/Consultant Expense
2020 - American Express Payable
2021 - VISA Credit Card Payable
2025 - Accrued Dividends Payable
2199.AP - Accounts Payable
2250 - Deferred Revenue
2399.PR - Payroll Liabilities & Accruals
2295 - Voluntary Life Liability
2296 - Voluntary Critical Illness Liability
2297 - Voluntary Accidental Liability
2310 - Accrued Salaries & Wages
2313 - Accrued Bonus
2316 - 401K Payable
2366 - Profit Sharing Payable
2367 - Forfeitures Receivable
2399.PR - Payroll Liabilities & Accruals
2599.CL - Current Liabilities

The Net Working Capital and Closing Cash, and each element and component thereof, shall be determined and calculated in accordance with the Company’s historical practices, as consistently applied prior to the Closing, including categorizing the Current Assets and Current Liabilities by the appropriate account set forth above, and as further provided in Section 2.2.

For purposes of determining Closing Net Working Capital, Accrued Dividends Payable shall be excluded.

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